Exhibit 2.1

5g+ 2019 Infinite Future  Sustainability Report  China Mobile Limited

02  04  06  08  10  12  15  18  22  26  28  30  35  37  42  44  46 48 51  53 56 60 62 63  Chairman’s Statement  China Mobile: Establishing a World-class Enterprise  Feature: 5G is Here  Sustainability Strategy  Jointly Building the Engine of a Smart Society  Helping Win the Fight against COVID-19 in the Spirit of Solidarity  Building Digital Infrastructure  Leading Innovative Digital Ecosystem  Empowering Construction of a Smart Society  Ensuring Trusted Digital Consumption  Summary of Our Key Performances  Jointly Creating an Inclusive Good Life for All  ”Blue Dream”, Innovating on Education for Poverty Alleviation  Supporting Poverty Alleviation and Public Welfare  Promoting Coordinated Regional Development  Growing Together with Employees  Summary of Our Key Performances  Jointly Shaping a Harmonious Ecology  Safeguarding Lucid Waters and Lush Mountains with Smart Applications  Developing Innovative Green Solutions  Promoting Low Carbon, Circular Development  Summary of Our Key Performances  Feature: Responsible Operations  Sustainability Management  Independent Assurance Report  About This Report  Report Disclosure Indexes  Contents

2 March 2020  5G+, Opening a New Chapter of an Intelligent Era  President Xi Jinping has highlighted sustainable development  as a “golden key” to solving global problems. In 2019, 5G  commercial services were launched in China. As an information  artery of society, an accelerator of industry transformation and  upgrade, and a new cornerstone for building a digital society,  5G is bringing us a brand-new era of digital economy, providing  new solutions to challenges faced by all mankind in the pursuit  of sustainable development, and creating a new frontier for  value creation. Following its strategy of becoming a worldclass  enterprise by building a dynamic “Powerhouse”, China  Mobile is committed to becoming a major force in building a  “Cyberpower”, digital nation and smart society and strives to  fully implement its “5G+” plan to support the nation’s highquality  development, help address the problems of unbalanced  and inadequate development, and meet people’s needs for a  better life. This is being achieved by promoting the convergence,  integration and digitization of 5G in every aspect of both the  national economy and people's daily life, thereby making  concrete efforts to contribute to the realization of the United  Nations Sustainable Development Goals (SDGs).  Empowering the digital economy to jointly build the engine  of a smart society. We are committed to building worldclass  intelligent infrastructure, continuously improving our  independent innovation capabilities in 5G, and accelerating its  integration with related fields, including artificial intelligence  (AI), internet of things (IoT), cloud computing, big data and edge  computing. We aim to strengthen the open cooperation with  upstream and downstream partners in more areas and at higher  levels. We strive to promote sustainable economic development  by integrating 5G into every industry and every walk of life  and fully releasing the magnification, superimposition and  multiplication effects of 5G technology on the empowerment  of economic and social development. As of the end of 2019,  we were serving 950 million mobile customers, 172 million  household broadband customers and 10.28 million corporate  customers, put over 50,000 5G base stations in operation, and  officially launched 5G commercial services in 50 cities in China.  Meanwhile, our mobile authentication platform processed 1.2  billion times of authentication per day on average, and our  OneNET IoT platform brought together 11,825 enterprise users  and empowered nearly 150,000 developers. We also carried out  5G innovation pilot projects and collaborated with our partners  to promote innovative applications in various fields, such as  medical care, education, energy and manufacturing, supporting  the digital transformation and upgrade of the relevant industries.  Adhering to a people-oriented approach to jointly create  an inclusive good life for all. We insist on a people-centered  development philosophy and strive to promote the sustainable  development of society by leveraging our information technology  advantages to implement the Telecommunications Universal  Service Project and promote “speed upgrade and tariff  reduction”, ensuring equal opportunities for less developed areas  and disadvantaged groups with innovative approaches, working  with our parent company to intensify support for designated  areas and targeted poverty alleviation programs, continuing  our brand public welfare programs, and providing all-out  support for China’s coordinated regional development strategy  and the Belt and Road Initiative. We continued to implement  the Telecommunications Universal Service Project, and have  Chairman’s Statement  provided broadband access to a total of 43,000 administrative  villages, among which 38,000 villages were covered by wireline  broadband and 4,564 villages were covered by 4G network. We  have provided free surgical treatment for nearly 6,000 children  from low-income families diagnosed with congenital heart  disease with our Heart Caring program, and helped train more  than 127,000 rural primary and secondary school principals from  central and western China with our Blue Dream Education Aid  Plan. Our parent company received the top recognition in the  targeted poverty alleviation assessment of central enterprises,  as well as the 2019 National Poverty Alleviation Award -  Contribution Award.  Promoting green development to jointly shape a harmonious  ecology. Adhering to the belief that “lucid waters and lush  mountains are invaluable assets”, we have been implementing  the Green Action Plan for 13 consecutive years to promote  environmental sustainability by researching and developing of  energy-saving technologies, enhancing our climate resilience,  implementing green operation and management, and driving  energy conservation and emission reduction of our supply chain.  We have actively developed and promoted environmental ICT  solutions that support real-time collection and efficient processing  of massive, multi-dimensional environmental data, and our “Blue  Guardian” application provided informatization support for air  pollution prevention and control in 300 regions at county level  or above, helping fight the battle against pollution. In 2019, we  invested RMB160 million in the Green Action Plan and achieved  remarkable energy conservation and emission reduction results,  reducing our overall energy consumption per unit of information  flow by 43% compared with the previous year.  In the spring of 2020, the battle against the COVID-19 epidemic  was raging. The prevention and control of the epidemic is not  only directly related to China’s future but also to the common  future of humanity. “The safety and health of the people are  always the first priority. Epidemic prevention and control is the  most important task at the moment.” China Mobile plays an  active role to ensure network and service coverage, and fulfils  its epidemic prevention and control responsibilities, going all  out for winning the battle against the epidemic and minimizing  its impact. It is worth mentioning that 5G has manifested its  technological and operational strengths in the fight against  the epidemic. A variety of applications including 5G-based  telecommuting, remote medical services and distance education  provide novel solutions to help people return to work and resume  normal life, showing great potential to create value for society.  Right now, 5G has just started to demonstrate its potential in  social value innovation. China Mobile is committed to serving  as a leader in 5G network construction, a promoter of industry  application of 5G technology and a pioneer in providing  5G services to the public. To support society’s high-quality  development and improve people’s quality of life, we will waste  no time and spare no effort in working together with innovators  from different industries to jointly explore and promote 5G  intelligent solutions, thereby creating an intelligent and better  future for all.  2

3 China Mobile Limited  Chairman  Yang Jie  3

4  China Mobile: Establishing a World-class Enterprise  Incorporated on September 3, 1997 in Hong Kong, China Mobile Limited (”China Mobile”, ”the Company” or ”we”) is the largest telecommunications  service provider in Mainland China. The Company serves the world’s largest number of mobile customers and operates  the world’s largest mobile network, maintaining a leading position in the telecommunications market in Mainland China.  The Company provides full communications services in all 31 provinces, autonomous regions and directly-administered municipalities  throughout Mainland China and in the Hong Kong Special Administrative Region. Its businesses primarily consist of mobile voice and  data business, wireline broadband and other information and communications services. The Company’s ultimate controlling shareholder  is China Mobile Communications Group Co., Ltd. (“our parent company”), which, as of December 31, 2019, indirectly held 72.72% of  the total number of issued shares of the Company, while the remaining approximately 27.28% was held by public investors. For more  information about the Company’s governance structure and the organizational structure, please refer to China Mobile Limited’s 2019  Annual Report.  Ranked 27th in the 2019 Forbes ”Global 2000 – The World’s Largest Public Companies” list  The ”China Mobile” brand was included in the ”BrandZ™ Top 100 Most Valuable Global Brands” list published by  Millward Brown and Financial Times for the 14th consecutive year, ranking 27th globally  Listed in the ”Top Ten Model Brands of 2019” at China Media Group’s 2019 China Brand Power Grand Ceremony  Won the Gold Award in ”The Asset ESG Corporate Awards 2019” held by financial magazine The Asset  Awarded the accolades of ”Sustainability and Social Responsibility Reporting Awards” in the H-share Companies and  Other Mainland Enterprises Category in the Hong Kong Institute of Certified Public Accountants’ 20th annual ”Best  Corporate Governance Awards”  Awarded the accolades of “Asia’s Most Honored Companies” in the “2019 All Asia Executive Team Poll” held by  Institutional Investor  Awarded the accolades of the Best of Asia – “Icon on Corporate Governance” in the “15th Corporate Governance  Asia Recognition Awards 2019” held by Corporate Governance Asia  Operating revenue Taxation  Number of household broadband customers  172million  Number of mobile customers  950 million  Number of corporate customers  10.28 million  Number of employees  456,239  Number of IoT customers  884 million  RMB745.9billion RMB 35.3billion

5  China Mobile: Establishing a World-class Enterprise  In 2019, China Mobile’s parent company  was selected by the State-owned Assets  Supervision and Administration Commission  of the State Council (“SASAC”) as  one of the ten world-class demonstration  enterprises. With this historic status, we  have developed a strategy for China Mobile  to become a world-class enterprise  by building a dynamic “Powerhouse”,  which summarizes the overall roadmap  for our transformation and upgrade in  the next stage.  The “Powerhouse” strategy: Aiming at becoming a major force in building a  “Cyberpower”, digital nation and smart society, and focusing on achieving  high-quality development with transformation and upgrade as well as reform  and innovation, we strive to build a scale-based value creation system with  convergence, integration and digitization as well as an efficient and coordinated  system of organization and operation with capability, collaboration and vitality.  To lay a solid foundation for becoming a world-class enterprise, we will further  implement the “5G+” plan, drive our business beyond communication services  towards the broader information services, shift our focus from the mobile market  to the CHBN “four growth engines” of the customer, home, business and  new markets, and transform and upgrade our development model from being  resource-driven to being innovation-driven.  We are fully aware that a world-class enterprise requires world-class social responsibility. As a telecommunications operator, we are  obliged to provide inclusive and high-quality information and communication services for the widest group of people; as a corporate  citizen, we are obliged to become a major force in turning China into a smart society; and as a member of the community with a shared  future for mankind, we are obliged to innovate on the “China Plan” and contribute to the realization of the United Nations Sustainable  Development Goals. The three roles and their corresponding responsibilities are both the starting point and the foothold for China Mobile  to fulfil its social responsibilities.  Adhering to the people-centered development philosophy, we strive to become a world-class enterprise and a model of sustainability by  leveraging our business expertise and resource endowment, and promoting the integration of sustainability into our business strategy,  contributing to creating a better life for mankind with our tireless efforts.  Building a Dynamic ”Powerhouse” to Become a World-class Enterprise  Reforms and innovation  Synergetic and efficient operations system  Transformation and upgrade  Scale-based and value-oriented operations system  High-quality development  Build a world-class enterprise  Become a major force in building  a cyberpower, a digital China and a smart society  Convergence  Integration  Digitization  Capability  Collaboration  Vitality  “Customer” market (C) “Home” market (H) “Business” market (B) “New” market (N)  Scale up connection base Strengthen connection applications Provide premium connection services  Fully implement the 5G+plan, maintain a leading position  and facilitate economic and social development

6  Feature: 5G is Here  Currently, the development of the global digital economy has entered a new stage featured by cross-sectoral integration and  systematic innovation and driven by intelligence. The new generation of information technology represented by 5G is rapidly  catalyzing systematic, revolutionary and collective technological breakthroughs and industry changes. While injecting new vitality  into economic development, 5G has also opened up vast space for China Mobile to fulfil its social responsibility and create social  value. The features of 5G – ultra-high speed, ultra-low latency and ultra-wide connection – provide more ideas and solutions  for helping all mankind jointly tackle the challenges of sustainable development. In order to materialize the infinite possibilities  brought about by 5G, the Company has launched the “5G+” plan to speed up the integration of 5G into every industry and  every walk of life. We aim to drive the gradual but in-depth integration of the ubiquitous intelligent 5G-based infrastructure  with people’s pursuit of a better life, industry transformation and upgrade as well as social governance innovation, among other  aspects, to contribute to the delivery of more inclusive 5G services accessible to all sectors of society.  China Mobile ”5G+” Plan  5G+4G  Coordinated  Development  5G+AICDE  Integrated &  Joint  Innovations  Standard Headed the development of  61 ITU (International Telecommunication  Union) and 3GPP (3rd Generation Partnership  Project) international standards,  ranking 1st among global telecom operators  Network Deployed over 50,000 5G base  stations, and officially launched 5G commercial  services in 50 cities  Industry Conducted large-scale 5G network  trials, pursued a comparable level of  maturity in the 2.6GHz and 3.5GHz industry  chains, and promoted the development of  SA (Standalone) end-to-end industry  A (Artificial Intelligence) Officially released the first  self-developed AI platform (JIUTIAN) in China, integrating  42 self-developed and external AI capabilities  I (Internet of Things) Upgraded OneNET & OneLink platforms’  connectivity, with 160 million OneNET connections  and more than 600 million OneLink connections  C (Cloud Computing) Planned to build the “N+31+X”  nationwide mobile cloud resource pool and deploy 4 centralized  IDCs (Internet Data Centers) and 45 provincial-level  large-scale IDCs  D (Big Data) Processed over 1,100 TB of data per day on  the big data platform, and provided comprehensive and  agile storage, data and tool opening capabilities  E (Edge Computing) Built a hierarchical edge computing  system, introduced edge cloud products and developed  edge computing service capabilities, and built the largest  CDN (Content Delivery Network) in the world and increased  the number of distribution websites to 93,000 6

Feature: 5G is Here

June 6, 2019	The Ministry of Industry and Information Technology (MIIT) of China issued the "Fifth Generation Digital Cellular Mobile Communication Service" basic telecom operating permits to four companies including China Mobile
June 25, 2019	China Mobile officially released "5G+" plan in Shanghai
October 31, 2019	China Mobile officially launched 5G commercial services, with 5G commercial plans introduced simultaneously
November 15, 2019	China Mobile proposed five upgrades at the Global Partners Conference, namely deepening intelligent upgrade of network capabilities, facilitating industry transformation and upgrade, promoting the upgrade of information consumption experience, accelerating the upgrade of full-range user services, and achieving the upgrade of the open cooperation ecosystem
February 29, 2020	The number of China Mobile 5G package customers reached 15.4 million, maintaining an industry-leading position


5G+Ecology
Collaborative Ecology Cultivation
5G+X
Wider Applications

5G Joint Innovation Center Constructed 25 open labs with over 500 vertical industry partners

China Mobile 5G Device Forerunner Industry Alliance

Brought together more than 110 partners, covering fields such as mobile devices, chips, applications, solutions, etc.

China Mobile IoT Alliance Attracted more than 1,400 members from 26 industry fields and eight major segments of the IoT industry chain

China Mobile 5G Industry Digital Alliance Gathered more than 100 strategic partners, and hosted more than 1,000 product promotion events nationwide

5G Smart Education Alliance, 5G Industry IoT Alliance, 5G+Video CRBT (Coloring Ring Back Tone) Industry Alliance, 5G Energy Internet Alliance, 5G Agricultural Digital Alliance, 5G Precise Positioning Alliance

Tariffs and Devices Released 5G ToC (customer) and ToH (home) tariff packages (including benefits), as well as 32 5G devices such as 5G smart phones, modules, chips and AR (Augmented Reality)/VR (Virtual Reality) devices

Customer service Set up 5G user service seats to provide one-stop convenient service without changing SIMs or numbers and without further registration

Public application Carried out large-scale application of 5G Ultra high-definition (HD) real 4K/8K live broadcasting, offering over 30 new industry-pioneering applications

Industry application Promoted about 50 5G industry demonstration applications, many of which were the first in their respective industries

7

Sustainability Strategy

Since the first mobile phone system was created in 1987, China's information and communications technology (ICT) sector has made enormous strides. China Mobile has been a witness, participant and builder of this development that has undergone "blankness in 1G, following in 2G, making breakthroughs in 3G, keeping pace in 4G, and striving for leadership in 5G". Always bearing in mind the corporate mission and founding aspiration to "Communicate a Boundless World and Construct an Information Society", China Mobile aims to become a world-class enterprise and pledges to drive and lead the upgrade and development of China's ICT sector, in order to continuously meet people's growing digital needs and become a model for advancing human civilization.

Back in 2006, China Mobile established its corporate responsibility philosophy: "With perfect sincerity and integrity, we will strive to fulfil our triple-sided responsibilities: our economic responsibility, our social responsibility and our environmental responsibility". The Company fully incorporates the requirements for fulfilling its social responsibility into its strategy and action plan for developing into a world-class company, and builds on the role of information and communications technologies to connect and empower, thereby enabling all stakeholders to play to their strengths.

The focus of China Mobile social responsibility efforts goes as follows: empowering stakeholders with ICT to achieve all-win in economic, social and environmental sustainability. Specifically, there are three layers: "Compliance" (the roots), "Competence" (the trunk), and "Coexistence" (the leaves). Interconnected and progressive, these three layers form the China Mobile "Tree of Responsibility", which embodies the conceptual core and behavioral logic of China Mobile's social responsibility efforts.

China Mobile "Tree of Responsibility"


Coexistence
Competence
Compliance

To facilitate the provision of equal development opportunities for a wider group of people and the harmonious coexistence of mankind and nature

To draw on the Company's expertise, provide sustainable products and services, and maximize the empowerment of stakeholders to jointly create rich social value

To comply with laws and regulations, operate with integrity, and earnestly fulfil product and operation responsibilities

1G - Blankness

- Wireless communication becoming a reality

Analogue voice



1980s

2G - Following

- Constructed the world's largest mobile network, cultivating local manufacturers

Digital voice
Low-speed data



1990s

3G - Making breakthroughs

- From nothing to something, filling the void in industries like chip and instrument
- The world's only operator of TD-SCDMA network
- Achieving the goal of "taking up 1/3 of the market" in China

Digital voice
Mid- and high-speed data



2000s

4G - Keeping pace

- From marginal to mainstream, TD-LTE leading the industry to realize group breakthroughs
- Leading the course of TDD development and realizing the vision of "mobile changing life"

All-IP voice
Mobile broadband



2010s

5G - Striving for leadership

- From mainstream to leading, achieving full global leadership in the development of technology, standards, industry and cross-sectoral application of 5G
- Becoming a major force in building a "Cyberpower", digital nation and smart society

Internet of
Intelligent Things



2020s

8

As 5G opens up massive opportunities, the Company is set to fully unlock its vast potential for supporting high-quality economic and social development. We will join hands with various industries and seek to combine 5G with emerging technologies such as AI, IoT, cloud computing, big data and edge computing to help build an inclusive digital economy where everyone benefits and enjoys a better, sustainable digital life. Taking "Responsible Operations & High-quality Development" as our foothold, we will strive to fully fulfil our responsibilities in economic, social and environmental dimensions. Striking out in the three directions of "Jointly Building the Engine of a Smart Society", "Jointly Creating an Inclusive Good Life for All", and "Jointly Shaping a Harmonious Ecology", we will push forward the nine key sustainability actions on all fronts and contribute to the realization of the United Nations Sustainable Development Goals.

China Mobile "139" Sustainability Action Model



1 Anchor
5G+
Responsible Operations
High-quality Development
3 Areas of Responsibility
Economic Responsibility
Social Responsibility
Environmental Responsibility
9 Actions
Jointly Building the Engine of a Smart Society
Continue to extend connection boundary, increase connectivity and empower vertical industries, make an all-out effort to make 5G the new impetus to integrated innovation and information consumption, and the new engine of industry upgrade and continued economic growth.
1. Building Digital Infrastructure
2. Leading Innovative Digital Ecosystem
3. Empowering Construction of a Smart Society
4. Ensuring Trusted Digital Consumption
Jointly Creating an Inclusive Good Life for All
Continue to embrace a people-centered development philosophy and explore the "China Mobile Solution" to address the unbalanced and inadequate development in China based on new technologies like 5G to meet society's needs and create social value; strive to be a good corporate citizen in the new era, shoulder new responsibilities and create a better life with stakeholders.
5. Supporting Poverty Alleviation and Public Welfare
6. Promoting Coordinated Regional Development
7. Growing Together with Employees
Jointly Shaping a Harmonious Ecology
Continue to embrace harmony between mankind and nature, closely study and assess the potential impact of business development on the environment, and take effective measures to manage environmental footprint, continue to develop innovative information-based green solutions, drive energy conservation and emission reduction along the upstream and downstream value chains, and spread ideas of sustainable consumption and manufacturing to the whole society.
8. Developing Innovative Green Solutions
9. Promoting Low Carbon, Circular Development

Sustainability Strategy

Jointly Building the Engine of a Smart Society

12 Building Digital Infrastructure
15 Leading Innovative Digital Ecosystem
18 Empowering Construction of a Smart Society
22 Ensuring Trusted Digital Consumption

9

Sustainability Context Every technological advancement in the information and communications sector produces a strong boost to economic and social development. The advent of 5G will make digital information a key factor of production. The attributes of digital information, namely duplicability, shareability, unlimited growth and free flow, break the constraints of the limited supply of natural resources on growth and augment the internal driving forces and external space of economic growth, thereby laying the foundation for continuous growth and sustainable development. In 2019, 5G commercial services were officially launched in China, providing crucial support for strengthening the role of 5G in driving the integration and application of areas such as industry development, information consumption and public services. As the development of 5G takes the fast lane, its impact on economic growth, industry innovation, and the construction of sustainable cities and communities will also be further accentuated. China Mobile thoroughly implements the ”5G+” plan. From daily activities to industrial manufacturing and from healthcare to the Internet of Everything, we are poised to join hands with industry partners to integrate 5G into all aspects of people’s life and work and put well-developed 5G networks to good use, thereby fueling the development of a smart society together. Helping Win the Fight against COVID-19 in the Spirit of Solidarity In spring 2020, a battle against the COVID-19 epidemic has taken place across China. In the face of the first “big test” in the 5G era, China Mobile quickly launched the Level 1 emergency response and formed the China Mobile Steering Group for Responding to COVID-19 Outbreak. The Group was tasked with comprehensive coordination work to ensure reliable information support for the prevention and control of the epidemic, such as ensuring reliable communication coverage and services, and providing communication support for disease prevention and control. Reliable Communication Support Strengthened shift arrangements for emergency support, heightened the support level of base stations in key areas to the highest level, strengthened the monitoring and inspection of the network operation status, and continuously optimized network experience, thereby ensuring the network remained stable, reliable and uninterrupted. Cooperated with local governments and promptly provided full 2G/4G/5G network coverage for Huoshenshan Hospital and Leishenshan Hospital in Wuhan, fully supported the network construction at temporary hospitals in Wuhan and other cities, and provided 5G high-definition live broadcast of the construction of the Huoshenshan Hospital and Leishenshan Hospital through MIGU video which was viewed by over 490 million times. As of March 16, 2020, the Company had deployed emergency support personnel for over 1.24 million person-times and emergency vehicles for over 350,000 vehicle-times. Ensured prioritized supply of protective gears for key epidemic prevention and control areas and front-line employees, strengthened the epidemic monitoring, prevention and control of returned employees, devised flexible work arrangements with telecommuting and flexitime, and ensured employees on shifts were properly compensated with allowances and shift arrangements. Disinfected and ventilated stores, canteens and equipment rooms to avoid cluster and group infections. Activated its customer service response plan to provide tariff reduction and waivers for medical staff engaged in the epidemic prevention and control efforts in Hubei; exempted epidemic prevention and control command and dispatch steering groups, frontline medical staff, and users in key epidemic or quarantine zones from service suspension; and collaborated with other telecom operators to provide each frontline medical staff in Hubei with RMB1,000 of prepaid mobile account credit for free. Adjusted the business hours of stores, required all service personnel to wear masks and carry out disinfection regularly, and provided walk-in customers with temperature checks and hand sanitizer. Expanded the service capabilities of electronic channels and disseminated over 50 billion epidemic control public announcements for government agencies; optimized online services processes such as SIM card application and broadband installation application, and integrated key operations and inquiries into a new “Convenience Service” section online, to ensure that customers could have their business needs served without leaving home; and launched new services through electronic channels such as broadband self-service troubleshooting and epidemic information inquiry, covering about 70 million customers. Leveraged advantages in 5G and AICDE fields to develop innovative applications to enable scientific and accurate prevention and control of the epidemic, such as applications for epidemic monitoring and analysis, infection tracing and patient tracking; and offered a variety of information services to meet customers’ needs during the epidemic, such as telecommuting, remote learning and entertainment. Uninterrupted Service Support Comprehensive Epidemic Control Support

Mounting New Defense against the Epidemic by Leveraging Strengths Early detection, early quarantine and early treatment are crucial to the prevention and control of the epidemic. We worked together with partners and applied 5G+ smart medical solutions to the “battlefront” of the fight against the epidemic. Facilitating Normal Functioning of Society by Sharing Resources To help maintain normal day-to-day functioning of society, the Company launched a variety of solutions for working, studying and living at home, thereby supporting people’s efforts to return to work and contributing to epidemic control. Apart from that, we also launched the “Warm Spring” initiative to help our 500,000 channel partners resume work and reduce loss by offering special assistance, ensuring channel availability and empowering innovation, etc. 5G Thermal Imaging Temperature Measurement System 5G online outpatient consultation 5G intelligent medical robots With the support of 5G networks, a number of service robots and disinfection and cleaning robots went on duty in hospitals in Hubei, Zhejiang, Shanghai and other places, where they provided assistance to medical personnel, disseminated knowledge on epidemic prevention, and carried out tasks such as disinfection and cleaning as well as medicine distribution and delivery. The use of those robots greatly reduced the possibility of cross-infection among medical staff in the wards and improved the quality of quarantine management. In response to the risk of the epidemic further spreading due to the peak travel period following the Spring Festival, we launched the 5G Thermal Imaging Temperature Measurement System in Zhejiang, Shanghai, Guangdong, Jiangsu, Sichuan, Guangxi and other places. The technology provided high-precision, safe and continuous temperature screening in places with dense crowds, effectively reducing the risk of cross-infection caused by contact temperature measurement. The Sun Yat-sen Memorial Hospital of Sun Yat-Sen University in Guangdong province provided online doctor consultation based on the 5G online outpatient solution to reduce the risk of cross-infection.5G remote medical services system We built a 5G remote medical services system for designated hospitals for treating COVID-19 including the Beijing 301 Hospital and Taikang Tongji Wuhan Hospital to realize “face-to-face” communication between medical personnel in Beijing and Hubei and enable greater expertise in patient treatment. In addition, the application of technologies such as “5G remote medical services cart” and “5G+VR remote observation” has also made diagnosis more convenient and efficient.Telecommuting The Company provided free services for enterprises including remote conference, multi-party call, Fetion (instant messaging), voice notifications, etc. It also offered users telecommuting services available across all networks to meet the need to work anytime and anywhere, thereby enabling employees to work during the quarantine period. Smart education The Company launched the “National Primary and Secondary School Network Cloud Platform” in cooperation with the Ministry of Education to meet the need of 190 million primary and secondary school students nationwide to study at home and ensure that schooling continued while schools stayed closed. Utilizing its strengths in information and content distribution, the Company facilitated differentiated online education in different places by providing three modes including multi-screen interaction, big-class live broadcast and small-class interaction as well as various forms such as on-demand videos and live broadcast. As of March 5, 2020, the Company has started 690,000 online classes, covering a total participation of 387 million person-times.Meanwhile, the Company actively responded to the needs of students in remote areas for internet connection to study online by setting up base stations and broadband equipment. Online entertainment The Company offered users services such as MIGU video, Mobile Box and MIGU Reading to allow them to embark on highquality spiritual journeys without leaving home. Smart epidemic prevention and control The Company launched a smart epidemic prevention and control platform in provinces including Zhejiang, Henan, Shanxi, Fujian and Guangdong, providing enterprises with functions such as epidemic prevention inspection, visitor registration, employee health tracking and employee daily health check; and offered products like “And-Easy Report” and “Easy Epidemic Statistics”, satisfying epidemic prevention and control needs such as data collection, counting and analysis. Sale of agricultural products The Company used the China Mobile 12582 Agricultural Information Network to support the sale of agricultural products and help rural population secure employment by collecting and distributing information on unsold agricultural products and employment opportunities through channels such as free text messaging service, video ringback tones and the 12582 service hotline.Helping Win the Fight against COVID-19 in the Spirit of Solidarity

01 Building Digital Infrastructure Acting on the strategy of building a world-class enterprise, China Mobile is committed to developing high-speed, safe, ubiquitous and smart infrastructure of the highest standard and continuing to improve network quality so as to bolster the connectivity foundation of a smart society. Bolstering Connectivity Foundation Taking Roots in Southern Tip of China to Make Sansha More Digitally Advanced The Company fully implemented the “Double GB Plan” by intensifying the construction of cloud computing infrastructure, accelerating the development of network capacity and the construction of novel information infrastructure, converging different infrastructure into next-generation information and communications technologies, and driving the effective transmission and integration of all kinds of information in the digital world. We continued to narrow the digital divide in 2019, providing broadband access to 43,000 administrative villages through the Telecommunications Universal Service Project that had cumulatively finished installing wireline broadband in 38,000 administrative villages and 4G network in 4,564 administrative villages; and launched special projects on the daily maintenance of rural networks and the guarantee of normal network functioning for users to enjoy the same networks and same speed in rural and urban areas. Sansha City is the southernmost prefecture-level city in China. It administers Xisha, Zhongsha, Nansha Islands and their territorial waters. Despite its strategically important location, Sansha experiences harsh natural conditions, leading to difficulty in network construction and scarcity of telecommunications supplies. Overcoming the challenges in transportation, construction and other aspects, China Mobile has managed to provide residents on the islands with the same high-quality telecommunications network enjoyed by mainland residents by switching on 2G and 4G services over the years. Those efforts have helped put the Nansha territorial waters on the “information fast lane”. 2019 saw us actively push forward 5G construction in Sansha City as the Company built 5G base stations in Xisha and Nansha. We then introduced information-based applications that took advantage of the high speed and low latency of 5G networks such as remote medical services and HD videos. By doing so, we provided local island residents with customized services, laying a solid foundation for the development of a smart Sansha. Launching 5G network along the Guangzhou-Shenzhen-Hong Kong Express Rail Link on November 20, 2019 Putting up fiber optic cables across the Dulongjiang River in Nujiang, Yunnan Built over 50,000 5G base stations and offer 5G commercial services in 50 cities; to deliver 5G network coverage in all urban areas at the prefecture/city level or above by 2020. Commenced building the GB broadband network, equipping around 80% of the facilities in urban areas with the capabilities for the rapid expansion of GB broadband business. GB 5G Mobile Network GB Fiber Broadband Netwo

Enabling Digital Access for Relocated Families in Chaya County

To deliver the "TV in Every Village" project to relocated families in Chaya County of Changdu City, Xizang, China Mobile set up the "Thousand Households Action" team and formulated the Home Broadband Program Plan and the Network Design, Survey and Pre-coverage Plan for Poverty-alleviation Relocation Sites in Chaya. We deployed construction supplies in advance and appointed staff to take care of user-side setting-out, all in an effort to guarantee the quality of the project.

As of the end of 2019, the "Thousand Households Action" initiative had finished pre-coverage of home broadband in 1,761 relocated households, providing them with access to convenient and stable broadband services.

Supporting Emergency Communication

2019 has been a highly challenging year loaded with heavy support tasks. China Mobile further expanded the scope of our emergency communication management and developed an agile and highly efficient emergency communication support system, attaining the goal of "zero major network failure, zero major network security incident, and zero major complaint from customers".

Emergency Plan

Devised a comprehensive emergency plan fully covering the customer, home, business and new markets.

Innovative Approach

Conducted management and maintenance of emergency plans, drills, resources, personnel and events through emergency management platforms.

Equipment Upgrade

Deployed high-altitude drone base stations to enable fast low-altitude communication coverage and to meet the capacity needs and public communication coverage needs in times of extreme disasters.

Personnel Deployment

Held emergency contest for five consecutive years and organized rehearsals and drills in greater administrative area, thus continuously enhancing quick response and reporting abilities.

Communication Support for a Series of Events for China's 70th Anniversary

October 1, 2019 marked the 70th anniversary of the People's Republic of China. To provide communication support for the celebration events, China Mobile had kicked off relevant network planning and construction at the beginning of the year.

We increased the capacity of nearly 600 base stations, 100 transmission nodes as well as content and Internet TV systems, and built 43 new base stations. We developed the "One Emergency Plan at One Place" and "One Emergency Plan at One Site" measures in key support areas to ensure the smooth running of networks in the Tian'anmen area. We deployed five emergency vehicles and temporary base stations such as lightstand base stations and small emergency stations in the core viewing areas in Tian'anmen. We increased our network capacity to 3.5 times and, for the first time in the world, realized 2G/4G/5G full-spectrum, fully compatible network capacity support in open areas with the highest unit density. Based on all those pioneering and original technologies, we maximized the network capacity and provided reliable network services for China Mobile users who spectated at Tian'anmen Square on the National Day.

During the support time, we dispatched a support team of almost 2,000 members who worked around the clock to complete all support tasks with high quality.


祝福祖国繁荣昌盛

Communication support service commando for China's 70th anniversary celebration events

Building Digital Infrastructure

13

Developing New Disaster Relief Models Using New Technologies

China Mobile actively applies new technologies to innovate emergency communication support measures in light of the actual conditions of different regions. The tectonically complex Sichuan Province located in southwestern China has one of the country's highest frequencies of geological disasters. The Company developed a new disaster relief management model accordingly, prioritizing the protection of homes and people's safety in its emergency support efforts.

Strong Support Team

- Formed a disaster relief command center comprising provincial, city-level and county-level leaders, taking charge remotely or on-site in disaster relief efforts
- Employees stepped forward to be volunteers, amplifying the relief efforts

Complete Emergency Plan

- **Before disaster:** Intensify drills and related education
- **During disaster:** Activate communication "lifelines" and deliver the swiftest relief efforts
- **After disaster:** Provide affected people with life supplies and help them rebuild homes

Advanced Technologies

- Developed the first earthquake early warning system together with Sichuan Earthquake Administration
- Used drones for disaster relief
- Provided emergency medical support for patients through China's first 5G emergency medical system, with the 5G ambulance that was jointly developed by our Sichuan subsidiary, Chengdu Industry Research Institute and Sichuan Provincial People's Hospital

Under this management model, the Company dispatched personnel and supplies quickly in response to the fire in Muli County of Liangshan in 2019, becoming the first telecom operator to repair networks and reactivate services in the affected area. We dispatched nine drones including a high-altitude drone base station, unmanned aerial vehicles (UAVs) and firefighting drones. With a coverage of around 30 square kilometers, the high-altitude drone base station provided nearly 1,000 on-site rescuers with all-round communication services; the UAVs and firefighting drones offered data support for delivering accurate rescue directions and effective rescue efforts. Our well-developed management model continued to allow us to provide affected people in ensuring natural disasters with timely communication support, such as the storm and mudslide in Wenchuan and earthquake in Changning, Yibin.



High-altitude drone base station put to use during Muli forest fire


宜宾移动
应急抢险

Rescue personnel generating electricity for communication equipment after Changning earthquake


5G
中国移动
China Mobile

Communication support at the 14th Guizhou Tourism Development Conference


山东移动
网络指挥调度中心

Communication support during Typhoon Lekima

14

02 Leading Innovative Digital Ecosystem

Deepening Open Cooperation

Thanks to the help of industry partners, China Mobile has developed into the world's largest telecom operator in terms of network scale and customer base in the past 20 years. In response to the vast opportunities made possible by 5G, we have continuously optimized our strategic cooperation plans and enriched the fruits of our partnerships, thereby laying a solid foundation for the use of 5G technology to propel economic and social development.

Government Agencies

We have signed strategic partnership agreements with many provincial local governments, national departments, key cities and national-level new areas. We have implemented nearly 100 key cooperation projects in areas such as regional development, new types of infrastructure, smart society, digital services and 5G innovation, effectively catalyzing the transformation and upgrade of local economies.

Large Enterprises

Focusing on the two directions of "empowerment platform" and "vertical applications", we have entered into strategic partnerships with many enterprises in the six key areas of 5G, IoT, big data, customer market, smart home and vertical industries. The partnerships have produced sound cooperation value in various aspects such as leveraging advantageous resources, making up for lack of key capabilities, and leading industry ecosystems.

International Telecom Operators

Since we entered into a strategic cooperation framework agreement with NTT DOCOMO of Japan and KT of South Korea in 2011, a cooperation organization mechanism involving top management of all three parties has been established. Over 190 cooperative projects have been conducted in key areas such as 5G and international roaming, boosting the development of the industry globally.

Universities and Colleges

Through strategic partnerships with renowned universities such as Tsinghua University, Sichuan University and Nanjing University, we have been actively and deeply engaged in the R&D of next-generation information technologies, commercialization of scientific research findings, construction of scientific research platforms, joint talent cultivation and other areas, facilitating the coordinated innovation efforts among companies, universities, research institutes and the market.

We stay open and embrace cooperation. We strive to work closely with industry chain partners from around the world to carry out in-depth implementation of ecological cooperation plans.

Every Cooperation is Possible

- Product cooperation – open up the largest 5G product market
- Brand cooperation – create the largest customer privilege cooperation platform

Everything can be Shared

- Share 600,000 physical channels and create the largest ecological product direct-sales system
- Share more than 1 billion customers and develop platform economy

Everything can be Customized

- Optimize cooperation mechanism and develop specialized subsidiaries into the driver and builder of ecological cooperation
- Embrace greater openness and deliver better services to partners through the all-network concentrated matching mechanism and procedure
- Provide partners with business models of billing by the number of connections, rate or usage to accommodate their different needs for monetization

Everything is Done for the Benefit of Customers

- Implement the 5G Leadership Plan, accelerating the scale-up of 5G customers, services and devices
- Implement the Double 10-billion Plan, including investing RMB10 billion to introduce ecological customer privileges, household smart devices, and content for large screens, and sharing RMB10 billion of new values with partners in the fields of mobile cloud, DICT integration and application, and industry intelligent hardware

Leading Innovative Digital Ecosystem

15

Promoting Technological Innovation Deeply implementing the innovation-driven development strategy, China Mobile convened the second Technology Innovation Conference- cum-China Mobile Science and Technology Association Inauguration Ceremony in 2019, further expanding innovation plans, enriching innovation models and boosting innovation capabilities, thereby constantly fueling the Company’s digital transformation. The Company has won a multitude of national awards for technological advancement, and our standardized work places us among the world’s top rank. In terms of patent capabilities, we are becoming stronger and have cultivated a number of influential technology industry leaders. Putting together the list of breakthroughs in core technologies in key fields: We have clarified key technologies and paths based on the R&D capabilities map, and worked with upstream and downstream industry chain partners to step up resolving ”bottleneck” problems. Establishing an application-oriented basic research system: Focusing on seven directions, namely new mobile communication, new basic network, next-generation information technology, next-generation AI, new types of information processing, future safety intelligence and new energy materials, and with the localization of core chips, devices and basic software (operating system), we intensify pioneering technological innovations with collaboration among companies, universities, research institutes and the market. Giving out technological awards: We give out on-thejob innovation awards to stimulate the innovative vitality of frontline staff, and commercialization awards to boost innovation effectiveness. Founding Science and Technology Association: The association has over 70,000 registered members and has held a series of brand events such as science and technology publicity campaigns, academic forums and thesis collection to spur a stronger cultural atmosphere of cultivation. Refining talent support mechanism for core technological breakthroughs in key fields: We hold company-level “Chief Scientists” and “Chief Experts” elections based on the Company’s technical expert system to build a high-caliber team of talents. Building up a pool of core talents: We match application- oriented basic research with R&D resources, and build stronger connections with and continue to introduce high-caliber talents and experts from around the world, in order to build the core capabilities required by key areas in the future. Achievements of China Mobile Scientific and Technological Innovations Capacity Building Patent Application Standardization Leadership International Influence 11,000 full-time R&D employees 6 national labs Ranked among the top telecom operators in terms of patent applications numbers Provided patent licensing for 60+ overseas companies, including companies from Japan, the US and European countries 19,000+ patent applications cumulatively, with 2,000+ being 5G related No.1 among all telecom operators in terms of the number of 3GPP standardization project initiations 45,000 person-times of technological awards covered No.1 among all telecom operators in terms of the number of proposals regarding 5G network 30+ leadership positions in key international standard organizations Headed the establishment of the world-leading open source networking project ONAP and contributed 470,000+ lines of codes, ranking second in the world Initiated the GTI (Global TD-LTE Initiative); being the 1st China-led international cooperation platform in the telecom sector 16

Cultivating Innovation Ecosystem and Distinctive Entrepreneurship and Innovation

In keeping with the national strategic planning of "mass innovation and entrepreneurship", China Mobile continued building the nation-al-level Entrepreneurship and Innovation Demonstration Bases as we worked towards the goal of constructing an "And-Innovation Eco-system". We strive to fully unleash the internal potential in innovation of all our employees and actively explore the Entrepreneurship and Innovation model where large enterprises can engage small- and medium-sized enterprises (SMEs), resources are shared, and integrated development is enabled, in order to gradually foster an industry ecosystem that thrives on cooperation and all-win.

Diversified platforms for innovation and entrepreneurship

- Online: On the basis of the "R&D Cloud" platform, we have introduced development tools and resources suitable for in-novation teams to meet the incubation management and resource needs for Entrepreneurship and Innovation.
- Offline: We have set up nine "And-Creation" Spaces in such professional fields as digital home, smart city, IoT and digital content to provide a full suite of integrated incubation and cooperation services. Over 40 projects have been incubated in our "And-Creation" Spaces. We have built 25 5G open labs providing 5G-oriented innovation R&D and test services. Through cooperation with universities and leading enterprises, we are dedicated to setting up a hundred joint labs with universities, a hundred industry demonstration bases and a hundred joint labs with enterprises as carriers of innovation.

Well-established procedures and mechanisms

- We have established the "crowd innovation, crowd sourcing, crowd funding and crowd evaluation" innovation model, constructed the "entry, incubation, exit and commercialization" end-to-end channel.
- We have established crowd sourcing models like "major propositions", "minor propositions" and "promotional propositions", and put in place a reward system to mobilize the collective wisdom of different units to solve practical challenges in operations.
- We have established the off-the-job incubation and shared benefits and risks models and mechanisms such as fault-tolerant in-cubation, personnel flow and intellectual property rights management to integrate various aspects of the incubation process and safeguard the rights and interests of the Entrepreneurship and Innovation members.
- We have established a "unit, cross-unit and multi-unit" multi-channel commercialization mechanism that is convenient and highly efficient and a quantitative evaluation system that assesses the comprehensive value of research findings, guaranteeing maximum commercialization effectiveness with just and objective evaluation of incubation results.

Rich competitions and events

- Internally: We have held the Self-development Contest for five consecutive years that covers all our lines of business, with a total of 15,000 employees participating, embedding all-involved innovation throughout our corporate culture.
- Externally: We have held the China Mobile Hackathon for four consecutive years. Our contests covered eight major themes in 2019, and we compiled the 2,817 innovation projects submitted into the *Outstanding Hackathon Projects List* and had them pilot-run across all network.

In 2019, China Mobile Entrepreneurship and Innovation demonstration bases were included in the *100 National Best Cases of Entrepreneurship and Innovation Demonstration Bases* and won the first prize for corporate management modernization of the telecom industry.

With the advent of 5G, we have launched an ecology cooperation plan for deepening Entrepreneurship and Innovation – the Star Plan. We will bring together multiple stakeholders along the industry chain, including upstream and downstream companies, in-novation capital, incubators, universities and scientific research institutes, and empower our internal innovation teams, SMEs and innovators in society to boost the rapid growth of the innovation teams and the Company. Progressively, we will build up a star cooperation ecosystem that accommodates full-range service scenarios with booming and varied industry applications and inte-grated industry innovations.

> "Regardless of which company it is or which geographical region it belongs to, innovation can only bear fruits and create value when applied to address real problems. That's also what makes our work meaningful."
>
> —— Gold Medal Project "I-link – Smart-link Sensing" Team at the 2019 Self-development Contest



2019 Self-development Contest


2019
HACKATHON

2019 China Mobile Hackathon

Leading Innovative Digital Ecosystem

17

03 18 In step with users’ changing information consumption needs, China Mobile has been promoting its distinctive 5G applications with a view to engaging users in a ”novel, immersive entertainment experience” and facilitating an upgraded information consumption experience. In terms of products, the Company has introduced our proprietary innovative 5G commercial products – the 5G Smart Hub “Pioneer No.1” and the 5G cellphone “Pioneer X1”. Both are examples of our exploration in the new application of 5G on devices. The 5G Smart Hub “Pioneer No.1” won the “2019 Red Dot Design Award” of Germany, the “5G Device Innovation Leadership Award” presented by the People’s Posts and Telecommunications News (PPTN), and the “Best 5G Commercial Solution We have launched 5G HD video CRBT products to provide users with a new window to showcase their personalities. Users of this product can select featured content from the China Mobile short video library or custom-make a video CRBT with their own videos. When a call comes in, the caller can watch this personalized short video and like or share it in real time, making the wait more engaging and fun. As of the end of 2019, 5G HD video CRBT had been officially put to commercial use in 29 provinces, played over 1.2 billion times per month. Serving the General Public Award 2019” presented by the Communications World. The 5G smart parking solution developed on the basis of our 5G smart devices won the “Best 5G Commercial Solution Award 2019” presented by the Communications World All-media. In terms of product benefits, the Company provides 5G users with a rich selection of benefits including Internet, brands, business and memberships that cover videos, reading, travel, and discounts on 5G devices and on international roaming. 5G HD Video CRBT (Coloring Ring Back Tones) New Ways to Watch 新听法 Delivered the initial application of 4K ultra HD live broadcasting at a scale of hundreds of million users, with over 30 pioneering applications in the world. Pioneered full-screen video CRBT (Coloring Ring Back Tones) integrating watching, listening and touching and provided novel audio/visual services for the four ecosystems of “short videos, media communication, industry and commercial advertising” by enabling functions such as all HD, all size, all interactive, and CRBT plus vibration. Initiated the China Cloud Gaming Association and launched the East Wind Developers Plan, thus delivering a more engaging and convenient gaming experience based on such features of carrier-grade cloud gaming platforms as “ultra HD, no latency, running on cloud, and click and play”. Launched a series of innovative application scenarios such as VR same-screen interaction and photos with celebrities using 5G and AR technologies, thus providing a novel short video experience in the 5G era. Implemented full-scale upgrade of basic telecom services such as phone number, SMS and cloud service. In 2019, MIGU performed multiple 5G+4K ultra HD live broadcasts and 41 ”industry/global-first” 5G+4K+VR+AR live broadcasts. MIGU also launched the first cafe with 5G coverage in the world. Organizing the ”Sing for the New Era, My Ode to Motherland with 5G” Weibo 5G video live stream event in Hubei 5G Live Broadcasting Empowering Construction of a Smart Society 03 New Ways to Listen New Ways to Play New Ways to Shoot New Ways to Use

Empowering Construction of a Smart Society China Mobile works with outstanding partners of the various industries to tap personalized long-tail needs and develop 5G applications in key sectors to facilitate their digitization. Integrating into Various Sectors and Industries Assisting in Automated Mine Management In 2019, our Neimenggu subsidiary worked with business partners and launched the “5G Smart Mining” project in Baotou. We transformed vehicles into unmanned vehicles and formed an autonomous driving work cluster for transportation in the open-air iron, mineral, ore and rough stone mine, realizing functions like remote vehicle control, integrated vehicle positioning, precise parking and autonomous obstacle avoidance. This has effectively improved the efficiency of mining vehicles in special environments and minimized the number of workers at the project sites, thus ensuring personnel safety. A remote intelligent dispatch and monitoring platform and a vehicle-vehicle, vehicle-network and vehicle-ground communication system have also been built, enabling automated management of mine production and operations. As of the end of 2019, we had completed transforming 4 vehicles into unmanned vehicles. We estimate over RMB9 million to be saved in fuel consumption annually and the production efficiency to increase by 10% when we finish the transformation of all 17 vehicles. Providing Accessible High-quality Networks to Help Build Orderly Urban Villages As a phenomenon of rapid urbanization, urban villages are densely populated with high mobility but are weak in network infrastructure construction. To help improve the network quality in Wanxiu Village in Nanning City of Guangxi, China Mobile summarized scenarios reflecting the local conditions and characteristics, and set up a “matrix + module” joint project team accordingly. We effectively improved the user experience with methods such as education and publicity on network, inspection and removal of unqualified signal amplifiers, optimization of signal layout, and construction of new base stations. After taking down 212 unqualified signal amplifiers and building over 700 new communication spots, we raised the 4G coverage in pilot urban villages to 98%, benefiting over 600,000 users and providing a foundation for guaranteeing the safety and stability of the urban villages. China Mobile’s Mobile Authentication supports one-click registration and login and is an optimization and upgrade from traditional identity authentication methods such as ”account + password” and ”mobile phone number + SMS verification code”. Based on our unique data network authentication and data capabilities as a telecom operator, we provide companies with a comprehensive one-stop solution for user account use and data management, thus turning mobile phone numbers from a communication industry-specific account system into a multiple-industry account system serving communication, Internet, IoT, banking and other industries China Mobile’s Mobile Authentication, the Facilitator for Industry Digitization and boosting the rapid development of video, e-commerce, online office and other fields. Additionally, using the Super SIM security encryption chip as a digital credential carrier, we have launched a series of innovative products such as SIM authentication, SIM card messaging, SIMeID, SIM signature, SIM all-in-one card and SIM car key, which enable authentication on a number of security levels and Near Field Communication (NFC) services in the 5G era. As of the end of December 2019, more than 670,000 users had activated the Super SIM feature. Scan the QR code to watch VR demonstration of 5G applications 5G industrial Internet 5G smart energy 5G smart transportation 5G smart healthcare 5G smart finance 5G smart media 5G smart campus 5G high-altitude Internet of Flying Things 5G smart agriculture 5G smart city 5G drones 5G HD industry video 5G smart park 5G cloud gaming 19

20 In March 2019, we assisted the Beijing 301 Hospital to perform the world’s first 5G-based remote surgery - the “brain pacemaker” implantation surgery for a Parkinson’s patient. The features of 5G networks can effectively guarantee the stability, reliability and safety of surgeries and always allow experts to monitor the surgical process and patients’ status. In 2019, the project won the Asia Mobile Awards (AMO) “Award for Best Support for the United Nations Sustainable Development Goals Mobile Innovation” presented by the Global System for Mobile Communications (GSMA). As the application of 5G networks continuously expands in the medical field, the Company also supported the nation’s first 5G remote fundus laser surgery, 5G remote orthopedic surgery, 5G teleconsultation, 5G remote ultrasound and other projects, effectively improving the quality of medical services and management. Supporting the World’s First 5G Remote Surgery at Beijing 301 Hospital “I work in rotation between Beijing and Hainan. This surgery took place during my rotation in Hainan. A Parkinson’s patient in Beijing needed surgery, but his condition did not allow him to fly to Hainan. With the support of China Mobile’s 5G network, a remote surgery between Hainan and Beijing was performed for the first time. Free from 4G problems such as video lagging and significant remote-control delays, the surgery was performed in near real time and I hardly felt that the patient was actually 3,000 kilometers away. Through remote surgeries, high-quality and high-level experts in higher-level hospitals will be able to perform surgeries directly on patients in remote and backward areas, making possible surgeries that were once too challenging to deliver at the grassroots level.” —— Ling Zhipei, Director of Neurosurgery, First Medical Center and Hainan Hospital of Beijing 301 Hospital China Mobile has built the smart “And-Agriculture” product suite that helps reduce agricultural production costs and improve production efficiency, product quality and the ecological environment, thus contributing to the implementation of the Rural Vitalization strategy. Empowering the Whole Agricultural Industry Chain Precision Planting Precision Farming Smart Aquaculture Smart Agricultural Machinery The 5G precision greenhouse tomato planting solution is based on the key capabilities of agricultural AI and 5G advantages. Drawing on analysis by the AI brain, it performs intelligent control over the planting conditions, water and fertilizer to improve the quality and efficiency of tomato production. Drawing on the advantages of 5G, the intelligent pig farming platform overcomes the problems of deploying GPU (Graphics Processing Unit) servers in farms, such as high cost and poor maintainability, and enables functions like pig weight measurement, backfat measurement, body temperature measurement and sow lactation monitoring based on 5G capabilities and AI platforms. The circular aquaculture system under the control of 5G networks detects and analyzes the dissolved oxygen, temperature, pH value and other parameters of the water and performs remote intelligent control over water injection, aeration, sewage and pump bacteria. A smart, convenient, efficient and safe management model has been created through the establishment of a scientific and technological aquaculture log. The automated agricultural machinery control system is based on 5G and can work around the clock. It accurately plans the work route to ensure high-precision operations of the agricultural machinery at all times, thus improving the efficiency and increasing the income generated by the machinery.

Our Hunan subsidiary was actively involved in assisting Hunan Province to build “Internet + Supervision” platform, empowering livelihood supervision with technology. As of the end of 2019, the “Internet + Supervision” in Hunan had enabled the identification of over 1.7 million problematic data entries, and displayed the account information of 208 livelihood subsidies and over 6 million pieces of transaction information of villages. The total views of the provincial, city-level and county-level web portals and the WeChat subscription account exceeded 1.2 billion person-times, and the WeChat subscription account attracted 3.37 million followers. The platform had become an important channel for people to carry out livelihood supervision. We upgraded the platform in 2019, intensifying efforts in areas like big data, cloud computing, standard system, and safety operations and maintenance. The major related project “Hunan Province Unified Financial Software for Village Finance” is the first in China to enable unified accounting and centralized supervision of village-level finance across the province. 21 Providing Technological Solutions to Livelihood Supervision Internal supervision portals We have set up a web portal that consolidates a variety of functions, such as data input, complaint handling, data collision analysis, performance evaluation and platform management, allowing the platform to operates smoothly, efficiently and safely. External public portals Breaking information barriers and advancing connectivity, the platform supports visits on computers, WeChat subscription accounts, mobile applications (apps) and query machines. With one click, people can access a variety of information, such as information on the remittance of their subsidies, targeted poverty alleviation policies and special grants as well as spending status of village-level organizations, and can file complaints or whistleblowing reports. 5G Classroom for Future Immersive interactive learning with 5G Cloud and AR China Mobile has developed comprehensive 5G-based smart campus solutions that focus on three core issues, namely better teaching, quality resources sharing and smart campus management. Making Education Smarter and More Scenario-based and Accessible 5G cloud AR immersive and interactive learning 5G safe campus 5G smart classes with dual teachers We have helped Shenzhen Longgang Science and Technology City Foreign Languages School launch 5G remote synchronous classes, where real-time class footage is transmitted between Shenzhen and Guizhou to allow classes to be shared between two locations. 5G remote holographic teaching We set up a holographic teaching facility at Beijing Normal University. It allows teachers to give lectures in a green screen studio and transmits life-size footage of the teachers to other places through 5G networks. Utilizing the Cloud XR (Extended Reality) educational platform, we have helped the China Science and Technology Museum build a virtual science and technology pavilion that breaks the constraints of time and space, providing more visitors and schools with richer and more convenient educational resources and services. We have built the “And-Recognition” smart reception system that enables college freshmen to complete all registration procedures based on face recognition using only their ID cards. Besides, the 5G Safe Campus solution offers a variety of customization functions tailored for real-life campus scenarios, such as family video calls, face recognition in exams, see-through kitchens, and face-recognition authentication for parents when picking up their children from school, greatly improving safety. Empowering Construction of a Smart Society

04 22 China Mobile firmly adopts the “Customer-centered and Service-oriented” approach and has built a comprehensive, full-process and allhands service system. We have set up the China Mobile Service Leadership Project Steering Group headed by main company leaders to improve our customer service on all fronts, enhance the building of a service-oriented culture, and strengthen the formulation, application and management of regulations1 in areas like customer rights protection, thereby delivering enjoyable customer services. Providing Enjoyable Services Improving Customer Perception Building a Service- Oriented Culture Giving Back to Customers Protecting Customer Rights and Interests Carried out the “Leading Projects” for customer satisfaction, comprehensively improving customer perception. Ran the 10080 service quality supervision hotline to upgrade the centralized handling, supervision and management of complaints. Utilized new tools such as voice robot, text robot, intelligent quality inspection and intelligent strategy center to improve service efficiency. Implemented a series of service measures, including an upgraded version of the 0000 value-added service subscription inquiry and unsubscription and a more transparent complaint handling process. Built a comprehensive customer perception evaluation system to acquire customer perception in real time; the system has reached over 620 million person-times of customers in total. Our 4G customer satisfaction rate was 78.37% in 2019, maintaining a leading position. Held a series of “Enjoyable Services 365” customer opinion collection activities, of which the “Enjoyable Services 365 – Network” activity attracted the participation of 1,163,000 customers. Held General Manager Customer Reception Day activities which were attended by over 140,000 customers, and handled nearly 130,000 inquiries and complaints over the year. Established a two-tier User (Supervision) Committee, cumulatively recruited more than 2,000 users as committee members, and established diversified customer communication channels. Conducted activities like service star and star team selection and service management best practice selection to encourage quality service demonstration and promotion. Promoted the “Voice of Customers” project, and delivered more effective problem-solving and better service management by having managers at all levels listen to customer complaint recordings. Optimized customer bills and regulated key contact services such as data inquiry display, customer service numbers and 5G business service reminders. Comprehensively strengthened regulations on public notifications of tariffs of available services, simplified the tariff structure, and promoted transparent consumption. Carried out the “Sunshine Action” for the protection of customer rights and interests, continued to standardize operations like outbound marketing and deduction reminders, and formulated management measures on billing security and transparent consumption to fully protect customers’ right of choice. Introduced measures such as “free data on checking user seniority” and “quick installation and quick repair with free data for overtime”. Upgraded the three brands of GoTone, M-Zone and Easyown and launched a series of services and benefits around users’ lives. The Company has formulated the following documents in 2019 for the protection of customer rights and interests: the China Mobile Penalty Measures for Violation of Customer Rights and Interests (Trial), the Notice on Further Strengthening the Service Guarantee of Customers’ Independent Right of Choice, the China Mobile Data Inquiry and Display Service Specifications, the China Mobile Individual Customer Billing Service Specifications V3.0, the 5G Business Service Reminder Standards, the China Mobile Customer Service Numbers Management Measures, the Notice on Delimiting “Three Red Lines” for the Scope of Market Operations and Management, etc. 1: Ensuring Trusted Digital Consumption 04

Ensuring Trusted Digital Consumption 23 China has the most seafarers of all countries and is the world’s largest exporter of seafarer services. The seafarers spend more than half of the year on the sea, where there is no signal, making it difficult for them to communicate with their families. To help seafarers meet their particular communication needs, our Beijing subsidiary and China Mobile International jointly launched the Seafarer Card, providing seafarers with the exclusive 1720711 number range and exclusive tariff benefits which, together with the Family Network, allow seafarers to enjoy free domestic calls with friends and relatives. Seafarers can also enjoy the benefits such as half-price data plans, free phone services and number hosting by logging in to the JegoTrip App using a Seafarer Card number. In the meantime, a communication group for Seafarer Card users has been set up with customer service available 24/7. The Seafarer Card brings seafarers closer to their families, realizing true worry-free sails with a card number. The card has been well received among our seafarer users. China COSCO Shipping Corporation currently provides the Seafarer Card for its seafarer employees as a basic communication welfare. Facilitating Worry-free Sails and Bringing Seafarers Closer to Families Building a business environment with ethnic characteristics in Jilin Promoting Speed Upgrade and Tariff Reduction China Mobile actively promotes speed upgrade and tariff reduction to effectively improve people’s sense of gain and well-being. Over the past five years since the Company began implementing speed upgrade and tariff reduction, we have implemented various tariff reductions measures, benefiting more than one billion users and four million enterprises, with data tariff dropping by more than 90% cumulatively. Moreover, in November 2019, we officially launched the “Mobile Number Portability” policy, allowing users to switch to another telecom operator without changing their numbers. We issued the Notice on Regulating Same-number Transfer between Operators, ensuring orderly progress in strict compliance with requirements of the MIIT. Individual Customers SME Customers Increased the value of data plans and basic plans, offered large-volume traffic plans, and continuously reduced tariffs charged when usage exceeding the plan. Handset data tariff decreased by 47% in 2019 from 2018. Carried out the inclusive dedicated Internet connection campaign, 100M enterprise broadband promotion campaign, GB enterprise broadband promotion campaign, etc. The broadband and dedicated connection tariffs for SMEs decreased by 39% and 25% respectively compared with 2018. ”The Voice of Customers” platform won the ”Quality Service Project” award in the third National Quality Service Competition. The ”Construction of IoT Service Quality Standard System Based on Customer Perception” project was recognized as a Highest-level Technology Achievement in the 4th National Quality Innovation Contest. ”5G Pioneer Cup” service skills competition in Shandong

Published 14 regulations including the China Mobile Customer Information Security Protection Management Regulations and established a normalized customer information protection system. Pioneered the “Vault Mode”, including all high-risk operations on key system platforms that involve sensitive customer information into “Vault Management and Control”. Fuzzified sensitive customer information on customer service system interfaces to prevent customer information leakage. Carried out data security compliance assessments to improve data compliance management and audited all maintenance operations. Strengthened real-time and follow-up inspection and supervision of customer information security incidents. 24 Managing Spam Messages China Mobile makes dedicated efforts to manage all types of spam messages, effectively identifying and blocking spam SMS/MMS, nuisance/scam calls, etc. to help build a clear cyberspace. Released the China Mobile Key Work Plan for Further Preventing and Controlling Telecom Network Fraud to reinforce the security management of mobile phone cards, IoT cards, and new technologies and new services. Established the ”Group, Key Regions, Provincial Subsidiaries” three-tier technical protection system to quickly monitor and tackle problematic numbers roaming to key regions. Built the ”Customer Bad Credit Database” to prevent fraudsters from applying for new numbers to enter the network again. Blocked a total of 10.16 million international scam calls and 38.89 million scam messages and sent 2.4 billion free anti-fraud call reminders to 230 million users in 2019. Launched a high-frequency nuisance call protection service ahead of industry peers, cumulatively Tackling blocked 1.2 billion nuisance calls for 7 million users. Nuisance Calls For possible network security emergencies, the Company has formulated the China Mobile Network Security Emergency Response Plan (V1.0). It divides emergency responses to cyber security incidents into four levels, namely Critical (Level I), Significant (Level II), Moderate (Level III) and General (Level IV), with reference to “Information Security Technology – Guidelines for the Category and Classification of Information Security Incidents” (GB/Z20986-2007) to comprehensively improve the ability to respond to cyber security incidents. Our measures to deal with network security incidents include emergency bandwidth expansion, virus detection and the use of backup data. The Company makes every effort to protect the security and reliability of customers’ personal information according to laws and regulations. In the event of a major customer information breach, the Company would promptly inform the affected customers and propose measures to mitigate the damage. The Company had zero major customer information leakage incident recorded in 2019. The Company formulated the following 5G network security specifications during 2019: the 5G Telecom Network Security Technical Requirements, the 5G Network Security Risk Assessment Specifications, the 5G Network Equipment Security Configuration Specifications, the 5G Security Risk Prevention and Control Work Guide, the 5G Network and Service Security Benchmark Evaluation Specification, the 5G New Technology and New Service Security Evaluation Reference Index, etc. 1: China Mobile attaches great importance to network security. Under the united leadership of the Company’s Network Security Leadership Group, we have set up network security leadership groups headed by the top leader of each of our 31 provincial subsidiaries and our specialized subsidiaries and directly affiliated units while prioritizing network security efforts. We actively respond to the risks brought about by the development of 5G and AICDE services and have produced security white papers on topics like AI, IoT and 5G to improve the overall level of security. Maintaining Network and Information Security Campaigns Talent Cultivation ”Shield Building” Key Information Infrastructure Protection Campaign ”Discerning Eye” Network Data Security Enhancement Campaign 5G Network Security Defense System construction and standards and norms formulation1 Network security expert team ”Team Mountain Tai” Security training such as ”Talent Honing Plan” and ”5G – Shield Building” Certification of Certified Information Security Professional Preventing Communication Information Fraud

25  In 2019, China Mobile made comprehensive progress in the quality management of key products such as individual, home and intelligent  hardware. We further improved the product quality evaluation standards and clarified the quantitative evaluation indicator system  on product quality. We also optimized the closed-loop management mechanism for problem grading and classification, classifying  problems as high, medium and low levels according to the scope of influence and probability of occurrence, thereby further refining the  closed-loop management requirements. For non-conforming products, we implement measures such as upgrade and optimization, or  repair, recall, rework and fines, according to the severity of the problems in accordance with our quality guidelines. The Company had  zero product recall incident for quality issues throughout the year.  We act in strict compliance with the Advertising Law of the People’s Republic of China and the Trademark Law of the People’s Republic  of China. We have formulated regulations including the China Mobile Management Measures on Advertising and Publicity, clearly requiring  all types of information published for advertising purposes to be true and accurate, forbidding the use of unregulated pictures,  terms or texts, and strictly prohibiting the unauthorized use of other people’s portraits, registered trademarks, works, etc., to ensure that  our product information and labeling are faithfully communicated and that we engage in transparent and effective communication with  our customers.  Strengthening Product Responsibility  The EMR monitoring of base stations is a key challenge for EMR management. China Mobile took the initiative to communicate with the  community and customized an EMR publicity vehicle equipped with a vehicle-mounted dynamic EMR monitoring system and professional  testing devices. Professional technicians fully participated in educational tours conducted in various residential communities, towns,  rural areas and ethnic minority areas, effectively alleviating or dispelling negative public perceptions of EMR. In 2019, our EMR educational  publicity vehicles carried out 120 educational activities in the three provinces of Hubei, Jiangsu and Henan, covering 42 cities and  88 districts and counties.  Managing Electromagnetic Radiation (EMR)  Our Guangdong subsidiary and our online services specialized subsidiary jointly developed the AI anti-fraud application “OneAI  Smart Detective” and the whole-process real-name authentication solution, carrying out black card and channel identification  at the beginning of registration and in real time, thus effectively reducing the number of nuisance calls. The system also cooperates  with law enforcement departments, providing suspected scam numbers and fraud locations for reference to improve the  efficiency of crackdown on fraud. At present, the accuracy rate of “OneAI Smart Detective” identification and real-name authentication  is 81% and 99.9%, respectively.  If a mobile phone receives a large number of verification code messages within a short period of time for no reason, it is likely  that the user has been attacked by a ”SMS Bomb”. In response, we launched the ”SMS Bomb” Emergency Protection System  to intercept ”SMS Bombs” in real time. As of the end of 2019, the system had provided protection services for 1.32 million users  and intercepted 270 million nuisance ”SMS Bomb” messages.  AI Anti-fraud Application ”OneAI Smart Detective”  Emergency Protection System against ”SMS Bomb”  The Company’s Using AI Technology to Manage Cyberspace Spams and Protecting Users’ Legal  Rights and Interests won the ”WSIS Prizes 2019 Champion” award presented by the United Nations  World Summit on Information Society (WSIS) 2019.  Offering ”10086” dedicated customer service seats to elderly  customers  Hosting ”Convenience Services Brought into the Community”  campaign to offer anti-fraud education in Anhui  Ensuring Trusted Digital Consumption

Summary of Our Key Performances

Our Achievements in 2019

- Officially launched 5G commercial services, implemented the "5G+" plan and the "Double GB Plan", thereby improving network quality, narrowing the digital divide, and accelerating the construction of a new type of information infrastructure in the 5G era
- Built an agile and efficient emergency communication support system, and attained the goal of "zero major network failure, zero major network security incident, and zero major complaint from customers"
- Held the second Technology Innovation Conference-cum-China Mobile Science and Technology Association Inauguration Ceremony, deepened the "One System Four Rings + Three Verticals" scientific and technological innovation system, and continuously inspired internal innovative vitality
- Carried out strategic cooperation, continuously opened up capabilities, supported the Entrepreneurship and Innovation, and pursued shared development with micro, small and medium enterprises
- Undertook in-depth explorations in the customer market and verticals, thereby boosting higher-quality consumption and the transformation and upgrade of different sectors and industries
- Adhered to the "Customer-centered and Service-oriented" approach, improved the service system, promoted speed upgrade and tariff reduction, safeguarded information security, practiced compliant marketing, and made every effort to protect customers' legitimate rights and interests

Our Goals for 2020 and Beyond

- To expand 5G coverage to all cities at the prefecture level or above, achieve a net addition of 70 million 5G package customers, and strive to realize the commercial use of 5G SA networks at scale by 2020, to release over 100 5G smartphones and over 100 5G devices for industry use, to develop 100 industry-transforming and scalable 5G demonstration applications focusing on 14 key vertical industries
- To optimize 5G integrated innovation capability system and continuously augment the eight major innovation capabilities of AI, IoT, cloud computing, big data, edge computing, security, blockchain and location
- To deepen open cooperation, bring into play the "multiplier effect" of 5G, and build a 5G ecological community with worldwide industry partners
- To promote satellite-aerial-terrestrial integrated emergency communication, cross-domain integration of emergency resources across all networks, and building of emergency management platforms capacity to comprehensively guarantee successful support efforts
- To optimize the service system, build a leading service quality control mechanism, and provide customers with smart, convenient and efficient services
- To continue to improve the three major capabilities of security situation awareness, security protection and emergency response and strengthen the ability of critical infrastructure in resisting cyber security attacks

Key Performance Indicators

Economic Performance

Indicators	2017	2018	2019
Operation revenue (RMB100 million)	7,405	7,368	7,459
Taxation (RMB100 million)	337	359	353

Connection Scale

Indicators	2017	2018	2019
Number of total mobile customers (million)	887	925	950
Number of 4G customers (million)	650	713	758

Indicators	2017	2018	2019
Number of household broadband customers (million)	109	147	172
Number of corporate customers (million)	6.02	7.18	10.28
Number of IoT customers (million)	229	551	884
Number of countries and regions with 4G international roaming services	172	181	191
Number of countries and regions covered by our data roaming services	229	239	247

26

Indicators 2017 2018 2019  Overall customer satisfaction  in telecom service quality 1 79.19 80.86 81.99  Number of spam messages  report handled (10,000) 128 133 139  Number of scam phone  numbers handled 50,700 19,600 10,500  Average number of spam  messages handled per  month (100 million)  > 2 > 3.9 > 4  Average number of  accounts making  illegitimate group voice calls  handled per month 2  2.1 5.5 59.4  Number of anti-fraud SMS  alerts sent (100 million) 36.4 34.7 24.2  Annual number of targeted  covert fraud incidents  identified and successfully  intervened 3 (10,000)  > 370 > 123 > 2,322  Summary of Our Key Performances  关键绩效表  Network Capability  Network Quality Guarantee  Customer Rights and Interests Protection  R&D and Innovation  Open Cooperation  The evaluation of overall customer satisfaction in telecom service  quality was organized by the MIIT, who also announced the results. The  total score is 100.  In 2019, the Company further strengthened the governance of  nuisance calls, which resulted in the significantly increased average  number of cases handled each month.  In 2019, the Company added four identification models for scenarios  of covert communication information fraud, which resulted in the  significant increase in the annual number of cases handled.  1.  2.  3.  Notes:  an Inclusive  Good Life for All  Jointly Creating  Supporting Poverty Alleviation  and Public Welfare  Promoting Coordinated Regional  Development  37 Growing Together with Employees  35  30  Indicators 2017 2018 2019  Number of emergency  support 4,476 4,899 6,800  Significant political/  economic event support 4,253 4,597 6,658  Significant natural disaster  support 190 266 124  Significant accident or  catastrophe support 23 16 16  Public health incident  support 0 1 0  Social safety incident  support 10 19 2  Number of emergency  support vehicles deployed  (vehicle-times)  7,362 8,986 7,931  Number of emergency  support equipment installed  (set-times)  30,642 36,596 27,755  Number of person-times  involved in emergency  support (person-times)  201,250 314,427 259,807  Indicators 2017 2018 2019  Investment in entrepreneurship  and innovation support  (RMB10,000)  7,955 8,359 8,830  Number of users of  entrepreneurship and  innovation platform  15.4 15.6 16.1  Number of projects created  from entrepreneurship and  innovation events  2,535 2,918 3,183  Number of teams participated  in innovation and  entrepreneurship events  1,819 1,855 2,817  Number of patent  applications (pieces) 2,006 2,222 2,683  Number of newly granted  patents (pieces) 753 1,040 1,384  Indicators 2017 2018 2019  Number of enterprises  served by communication  capability open platform  >13 >15 >44  Average authentication  processes carried out on  the mobile authentication  platform per day  (100 million times)  >5 6.67 12.12  Number of developers on  OneNET 56,728 99,963 148,642  Number of enterprises on  OneNET 6,500 9,396 11,825  Number of connected  devices on OneNET  (10,000)  3,154.31 7,987.85 16,092.77  Number of developers of  Andlink 13,500 76,300 115,900  Number of enterprises on  Andlink 150 500 1,000  Indicators 2017 2018 2019  Number of GTI operator  members 132 134 136  Number of GTI industry  partners 163 176 237  Indicators 2017 2018 2019  Number of 4G base stations  (10,000) 187 241 309  Average 4G network  downloading rate on urban  roads (Mbps)  42.0 42.6 43.3  International transmission  bandwidth (G) 23,750 39,000 70,885  27

28 ”Blue Dream”,  Innovating on Education for Poverty Alleviation  Eradicating poverty starts from changing the minds of people.  Poverty alleviation through education is a root solution to help  the poor. To improve the education conditions of primary and  secondary schools in central and western China, especially in  poverty-stricken areas, and to eliminate the root cause of intergenerational  poverty, China Mobile worked together with  the Ministry of Education and launched the China Mobile Blue  Dream Educational Aid Plan (“Blue Dream”) in 2006, focusing on  improving the comprehensive capabilities of rural teachers. We  further developed on a sub-program of “Blue Dream”, the Ministry  of Education-China Mobile Central And Western China Rural  Primary and Secondary School Principal Training Program (“Principal  Training”) and have established a unique principal training  system, thereby creating a new platform for improving the education  management skills of primary and secondary school principals  from poverty-stricken areas in central and western China.  2006  2008  2009  2016  2018  Started the model of centralized training of small study groups.  Started providing online support, setting up a dedicated section for Principal Training at the China Education  Administration Training Network of the National Academy of Education Administration, posting program updates  and allowing exchange of local progress of the program.  Innovated the Training-in-Teaching model and the ”Shadow Training + Remote Training” model, and set up the  shadow training schools.  Launched the first ”Seed Principal Online Workshop + Teaching in the Countryside” program.  Created the ”In-School Training” diagnostic training program.  Sustainability Context  The pursuit of happiness is a common aspiration for  all. Even though we have made significant progress in  technological development, there are still many issues  arising from unbalanced and inadequate development  nowadays. China actively strives to build a community  with a shared future for mankind, adheres to the concept  of inclusive development, implements targeted  poverty alleviation policies, coordinated regional development  strategies and the Belt and Road Initiative,  and works together with domestic and international  partners to make positive contributions to the implementation  of the relevant United Nations Sustainable  Development Goals.  China Mobile actively explores the infinite possibilities  of using 5G technology to serve society and improve  the well-being of people. In the decisive period of  building a well-off society in an all-round way, we are  committed to sharing the enabling benefits of 5G and  other ICT technologies with more people, and providing  our ideas and solutions for promoting the allround  development of people and social progress.  Innovative Training Models for Principals  From the “three-stage” training model of “centralized training +  shadow training + back to school practice” that has been made  part of government policy system by the Ministry of Education, to  the “five-stage” training model of “centralized training + shadow  training + online study + back to school training + sent to school  practice”, the program has been constantly evolving based on  implementation and evaluation results, creating unique and  innovative training models that contribute to the development of  a high-quality national principal training system for the new era.  We initiated the ”active training” concept and established a  platform for team training at county level and provincial level,  based on the individual development needs and career goals of  the principals and the training needs of the region, to give the  principals greater motivation to learn. We made effective use of  the online training community platform centered on the ”Seed  Principal Online Workshop”, and developed the combo training  model of online learning and on-site practice. We also set up a  menu-based, independent and open learning platform, where  the principals could customize their class selections based on  their individual needs. With over ten years of continuous efforts,  we have fostered a training culture of ”to learn and train to  become excellent”, motivating the all-around development of  the principals.  Collaborative Governance as Foundation  The program went beyond the traditional task-based training  concept. Instead, it has evolved into an effective “five-inone”  modern collaborative governance system, in which “the  Ministry of Education and China Mobile lead, the program  office coordinates, the provincial team designs, the training  base implements, and the county-level team manages”, all  collaborating to train the principals. Meanwhile, we insisted  on scientific management, studied best practices of similar  programs and developed the Principal Training Program  Standards, promoting program effectiveness with standardized  implementation, supervision and support.  Public Participation with Greater Impact  Poverty alleviation needs the support and participation  of society. We called on the public to join our efforts to  support education poverty alleviation in the form of matched  charitable donations. As of the end of 2019, 3.38 million  people had participated in MIGU Reading’s Read for Good  campaign and raised RMB10 million for the ”Blue Dream”;  and 27 Read for Good events were organized at Joy Reading  Cafes, which attracted 62.666 million person-times to  participate and raised a total of RMB6 million.

”Blue Dream”, Innovating on Education for Poverty Alleviation  29  “‘Principal Training’ allowed me to better grasp and form my own understanding of education, and develop my own  action plan to manage my school. It has lit a shining light for my professional growth and daily practice, so that I can  become a better thought leader at my school and move in the right direction.”  —— Li Liansheng, Principal of Shangganshan Central Primary School, Shanggao County, Yichun City, Jiangxi Province  “‘Principal Training’ allowed me to reexamine myself from a new perspective, and showed me the way to a dense forest of  education, where my dreams can flourish. My dream is to work hard to support rural education.”  —— Chen Yang, Principal of Dandian Primary School, Tuanfeng County, Huanggang City, Hubei Province  ”I am a veteran of principal training. But it’s very rare to see programs like China Mobile’s ‘Principal Training’ that last for  over a decade to help rural principals. And it’s not an easy thing to do! China Mobile’s ‘Principal Training’ provides customized  training for rural principals with unwavering love and dedication, benefitting rural principals in Guangxi, especially  those from low-income counties. The program allowed the rural principals to feel the sincerity and warmth of charitable  support, which is a great boost to their confidence!”  —— Li Fuzhuo, Director of ”Principal Training” Guangxi Partner (Nanning Normal University)  Since the launch of the “Blue Dream” Education Aid Plan, the  Company has invested nearly RMB180 million and provided  training for over 127,000 rural primary and secondary school  principals from central and western China, directly benefiting  over 700 counties. To leverage our advantages and support  education poverty alleviation, we have also built 2,310 China  Mobile Libraries and 2,863 multimedia classrooms for schools  in regions in extreme poverty in 23 provinces in central and  western China and the Xinjiang Production and Construction  Corps, and equipped the multimedia classrooms with remote  learning equipment and “And Education” products.  In the future, China Mobile will continue to uphold the founding  aspiration of supporting the development of rural education and  serving the professional growth of rural primary and secondary  school principals in central and western China, continuously  inject new impetus into the development of education in the  central and western rural areas, and lay a new foundation for the  fundamental eradication of poverty.  ”In-School Diagnostic Training” of the ”Principal Training” program in Sichuan

05 Supporting Poverty Alleviation and Public Welfare

Contributing to Poverty Eradication

2019 is a crucial year for eradicating poverty in China. China Mobile developed a series of policies, including the *China Mobile Poverty Alleviation Priorities in 2019*, the *China Mobile Poverty Alleviation Assessment Methods in 2019*, and the *2019 Notification on Specifying Poverty Alleviation Tasks for China Mobile Units*, to specify the priorities, implementation requirements and assessment standards for its poverty alleviation work in 2019.

During the year, we summarized the experience, studied new trends and requirements in poverty alleviation, and developed the "network + poverty alleviation" model based on the "1 + 3 + X" system, focusing on the network-based poverty alleviation model and implemented poverty alleviation programs in education, health care, livelihood, industry, consumption, etc. with support in terms of organization, funding and talents. In 2019, our parent company was recognized as one of the best performers in the targeted poverty alleviation assessment by the central government, 13 provincial subsidiaries were recognized as provincial-level poverty alleviation models, and 8 provincial subsidiaries received the top-level rating in the provincial poverty alleviation annual assessment.

Network + Poverty Alleviation "1+3+X" System


Livelihood
Industry
Healthcare
Consumption
Education
Network
Employment
Funding
Organization
Talents

Strengthening Organizational Support

We established a three-tier mechanism, under which "the Group coordinates, provincial subsidiaries manage, and city/prefectural branches and poverty alleviation volunteers implement", and a collaboration mechanism consisting of "task allocation and implementation, supervision and notification, and assessment and accountability". Meanwhile, we cooperated with our parent company and arranged nine provincial subsidiaries in eastern China to support the six targeted counties, and mobilized all employees and 1 billion customers to participate in poverty alleviation.

Promoting Poverty Alleviation Officers

We have been cooperating with our parent company, undertaking the poverty alleviation work and providing pair support in the 8 poverty counties of 5 provinces, such as the "three regions and three prefectures", and covering the poverty alleviation work in 1,767 counties, townships and villages designated by local government since 2002; and dispatched 4,425 employees (2,200 employees on duty in 2019) working at the front line of poverty alleviation full time. One of the poverty alleviation volunteers, Duan Yuping, was recognized as the highest award in poverty alleviation in China, while other 24 received provincial-level poverty alleviation awards.

Prioritizing Poverty Alleviation Funds

Our parent company gave priority to funding poverty programs in areas with extreme poverty and areas lacking basic livelihood, education, health care and housing conditions, and donated a total of RMB290 million in 2019 with approximately RMB55 million of in-kind donations; and invested RMB1.1 billion, totaling RMB1.6 billion cumulatively, in the Central Enterprise Poverty Support Industry Investment Fund.

Promoting Poverty Alleviation in Different Fields

We integrated network poverty alleviation with efforts in other fields, such as education, language, culture, health, consumption, industry and employment, and have achieved positive poverty alleviation results.

Building the Information Highway

We cooperated with our parent company and provided continuous support to improve telecommunications infrastructure in less-developed areas, having connected 127,000 townships with voice service and 72,000 villages with wireline broadband connection and 96% of archived poverty villages now have broadband connection cumulatively; actively promoted 4G and wireline broadband development in less-developed areas, with 98% of administrative villages have 4G network coverage; implemented the Phase-4 Telecommunications Universal Service Project and covered 4,564 administrative villages with 4G network; launched the Poverty Alleviation Service Package for archived poverty households, benefiting 9.95 million users; donated house-brand mobile phones to low-income households in Shule and Baisha; and have been donating Tibetan-Mandarin bilingual mobile phones for two years in collaboration with China Internet Development Foundation, benefiting 35,000 low-income Tibetan customers.

30

Supporting Poverty Alleviation and Public Welfare  31  Villagers learning how to use the ”Mandarin for Poverty Alleviation” app Customized ”China Mobile Education  for Poverty Alleviation” mobile phone  Providing Mandarin Training for Ethnic Minorities for a Better Life  Efficiency: Participated in developing the “Mandarin for  Poverty Alleviation” app, which included functions such  as character learning, daily dialogues, self-learning and  other modules covering 1,000 daily phrases and 500  high-frequency vocabulary items in the local region.  Affordability: Provided customized mobile phones for  poverty alleviation training with preinstalled “Mandarin  for Poverty Alleviation” app, and sponsored data subsidy  and mobile device subsidy.  ”Now, I can write my own name, read some simple characters, and speak Mandarin. I like the ‘Mandarin for Poverty Alleviation’  app. It is convenient and practical. I can learn Mandarin and Chinese characters anytime and anywhere because of  it.”  —— Youli, Villager, Guquan Village, Nujiang Lisu Ethnic Minority Autonomous Prefecture  The lack of Mandarin skills severely limits the capability of ethnic minorities to get rid of poverty and develop their regional economy.  To address this challenge, our Yunnan subsidiary developed the “1 + 3” information solution for Mandarin education, consisting  of one core app, the “Mandarin for Poverty Alleviation” app, and three support systems in data traffic, marketing promotion  and big data, to help more people learn Mandarin and gain access to more employment opportunities.  Accessibility: Carried out the all-round promotion of  the “Mandarin for Poverty Alleviation” app with the  support of Yunnan China Mobile stores, social channels  and village service points, and publicized successful  cases and set up Mandarin-speaking model villages to  encourage more people to use the app.  Measurability: Retrieved app usage data from the big  data platform to support the implementation of the  programs in different locations.  As of the end of 2019, we had donated 20,000 mobile phones customized with the “Mandarin for Poverty Alleviation” app, and  provided free in-app data for 120,000 users. The “Mandarin for Poverty Alleviation” app was used by 148,300 users, contributing  to a relatively fast growth of their annual income.  In April 2019, our parent company signed the Strategic Cooperation Framework of Promoting Mandarin Education for Poverty  Alleviation with the Ministry of Education, the Poverty Alleviation Office of the State Council, the State Language Commission and  iFLYTEK in Kunming to promote the Yunnan experience nationwide.  There are six targeted poverty alleviation counties for China Mobile, including Huanan and Tangyuan in Heilongjiang province,  Akto, Shule and Luofu in Xinjiang Autonomous Region, and Baisha in Hainan Province (“six targeted counties”), among which  the four counties in Xinjiang and Hainan are in extreme poverty. In 2019, we continued to cooperate with our parent company  to support the poverty alleviation work in the six targeted counties and overfulfilled all targets for the targeted poverty alleviation  commitment, including directly funding a total of RMB180 million, facilitating funding of RMB13.73 million, training 6,712 poverty  alleviation volunteers and local residents, and purchasing and helping sell over RMB100 million worth of agricultural products  from these counties. Among the six targeted counties, Huanan and Tangyuan were officially taken off the list of targeted poverty  alleviation counties in May 2019, and Shule and Baisha were in the process of being taken off the list. A total of 78,000 people  in the six targeted counties had successfully been removed from the registered poverty population list during the year.  Major Breakthrough in Targeted Poverty Alleviation Areas

32  China Mobile developed the Targeted  Poverty Alleviation System, and deployed  the system in 92 cities and counties in 14  provinces to construct an ecosystem of targeted  poverty alleviation, serving 8,169,000  low-income households and 741,000 poverty  alleviation volunteers with its ”one  system and one mobile phone”. In 2019,  the Targeted Poverty Alleviation System was  included in the ”Global Showcases of Poverty  Alleviation” at China International Forum  on Poverty Alleviation.  With the Targeted Poverty Alleviation System, poverty alleviation volunteers can use  their phones to scan the QR code outside each low-income household to access the  details of the applicable poverty alleviation policies.  Targeted Poverty Alleviation  System  Our Hainan subsidiary actively participated in passion fruit planting in  Rongbang Village, Baisha Prefecture to support local poverty alleviation  Our Xizang subsidiary helped build greenhouses in Bangren Village in Aili  Prefecture and improved local livelihood  Promoting Education Equality with the  ”Internet + Education for Poverty Alleviation” Model  China Mobile has created the ”dual teacher classroom  solution” to promote the sharing of high-quality teaching  courses and resources among schools and student  households, allowing the less developed areas to improve  their teaching quality with not only accessibility but also  quality resources. Lack of available courses is not a bottleneck  anymore. This new teaching model has effectively improved  the education equality for the less developed areas.  In Jiangxi, we have deployed video hardware to connect  rural teaching sites with central schools in urban areas,  creating a Cloud Classroom that fully synchronizes the  teaching processes at both ends of the educational support  partnership with its remote teaching function. Its Cloud  Homework function can support the rural children's afterschool  learning needs. The service is available to the 8.64  million primary and middle school students in Jiangxi, and we  have provided the Cloud Homework service for free, together  with free broadband service, to 300,000 students from lowincome  households.  In Sichuan, we have developed the model of “live streaming of  courses of famous teachers + management software + intelligent  hardware”. In Gulin County, we have set up 45 virtual lecture  rooms for teachers and 255 virtual classrooms for students,  providing local students with quality traditional Chinese studies,  music, art and other courses from experienced teachers in  Beijing, Jiangsu and Zhejiang.  To date, the Company has deployed several hundred classrooms  in the poverty-stricken areas in central and western China,  benefiting nearly 10,000 students. In addition, we worked  together with the Ministry of Education to jointly launch  the campus broadband ”Double Plan” to give primary and  secondary schools in poverty-stricken areas free broadband  service upgrade. In 2019, we provided Internet access to  2,460 schools from the ”three regions and three prefectures”,  achieving a 30% increase in the Internet access rate.

33  Supporting Public Welfare  Heart Caring Program – support for children with congenital heart disease in poverty: Since 2011, we have been providing free  screening and treatment for children from poverty-stricken families with congenital heart disease. In 2019, we donated RMB17.8  million to implement the program, and successfully completed the Ningxia phase III, Guangxi phase III and Yunnan phase I new projects.  Over the past 8 years, we have implemented the program in 10 provinces (regions), and provided free congenital heart disease  screening for 54,968 children and free surgical treatment for 5,973 diagnosed children, with a cumulative donation of RMB178.6  million.  Blue Dream – China Mobile Education Aid Plan: In 2019, we provided training to 11,556 principals from poverty-stricken areas and  built 561 multimedia classrooms. Please see pages 28-29 for detail information.  We also studied the actual needs of society and engaged in a variety of efforts focusing on the fields of poverty alleviation, community  development, and elderly care and child care, helping serve poverty population, children, outdoor workers, elderly, disabled and  other disadvantaged groups with programs such as the “And You” donation to support education, the “And Seedlings” volunteer  teaching program, and the “Learning from Lei Feng” voluntary service activities. We continued to explore new models to empower  public welfare with technology. In 2019, we worked together with the online news portal Toutiao and jointly launched the “Find  You” public welfare program, donating 1,000 “Find Him/Her” positioning bracelets to elderly people with Alzheimer’s disease.  In 2019, MIGU continued its efforts to support education. It developed the “Tongyue Project” client-side app, carried out  charity sales and donation of the MIGU version of Kindle, and participated in a number of education charity programs in cooperation  with various stakeholders. In the New Era Rural Reading Season program, the MIGU Read app has opened a section  of free e-books to encourage more farmers to experience the convenience of digital reading, and help solve the “last mile”  challenge of rural library service.  MIGU Music Class was launched in 2017. By the end  of 2019, it has entered more than 10 schools. Together  with star artists, music college students and volunteers  from all walks of life, the program has brought music  classes and donated musical instruments, books and  other items to more than 10,000 children in remote  areas, contributing to the improvement of rural quality  education.  Bring History Alive with Digitization  In 2019, MIGU and the China Museum Association jointly launched the Mobile Museum event, bringing together 130 national  top museums to create a museum aggregation platform. Our Shaanxi subsidiary and MIGU cooperated with Shaanxi Provincial  Bureau of Cultural Relics to jointly develop an “Internet + Cultural Heritage Education” platform with digital museums, museum  campus tours and cultural documentaries. The platform has made available the excellent digital cultural contents from  87 partner museums to thousands of households with the support of mobile optical broadband network and Internet TV. As  of the end of 2019, we had organized 28 themed activities in Shaanxi, including the Campus Han Costume Show, Intelligent  Poverty Alleviation, etc. The 5 digital museums we established have attracted over 5 million views and become a platform for  the younger generation to have close interaction with our cultural heritage.  The First Charity Platform for Internet Fans in China  In 2019, MIGU innovated the “Music + Public Welfare +  Fan Group” model and created the first fan-based public  welfare music platform in China. With the influence  of celebrities and the enthusiasm of music fans in charity  activities, MIGU launched an online charity challenge  relay and organized on-site visits, providing young  music fans with charitable activities to spread positive  energy.  Exploring Innovative Public Welfare Programs with Fun  Since its founding in 2009, the China Mobile Charity Foundation  has been adhering to its public welfare philosophy of  “sincerity, commitment, harmony and sharing” in the last decade.  Aiming at helping build a beautiful and inclusive society,  the Foundation has implemented various programs to support  the disadvantaged groups, promote education equality, support  environmental protection, and provide emergency assistance  in major disasters, etc.  The Foundation continuously improves its governance. It holds  board meetings to decide on major issues twice a year, has developed  and revised 11 rules and regulations such as the Charter of  China Mobile Charity Foundation, and makes three-year plans on  a rolling basis. Efforts have also been made to improve its informatization  and information disclosure. In 2019, the Foundation  continued to carry out its hallmark charity programs such as the  Heart Caring Program and Blue Dream .  Supporting Poverty Alleviation and Public Welfare  MIGU Music Class

Caring for Takeaway Riders

With the rapid development of the mobile Internet, takeaway riders shuttling through the streets have become an ordinary part of urban life. Our Jiangsu subsidiary fully studied the needs of delivery workers and launched a charity campaign of "Caring for Young Riders and Building a Star City" in Changzhou City with three components to support takeaway riders.

Caring Plan: Upgraded the existing "Caring Station" for sanitary workers in 100 plus stores for use by takeaway riders, providing them with a shelter to rest with drinking water, first aid supplies and convenience tools. During rainy or snowy days, they could also take shelter or borrow raincoats. In each month, there was a "Rider Day" special event organized at five showcase caring stations, offering services such as free mobile phone screen protectors, free books and magazines borrowing to the riders.

Rate Plan: We launched preferential rate plans based on the special usage of riders to help them reduce expenses.

Empower Plan: We organized regular awareness-raising programs on communication technology and network security to improve riders' awareness of information security.



China Mobile Youth Rider Caring Station



Riders getting drinking water at the caring station

As of the end of **2019**

Total number of registered employee volunteers **122,900**

Total amount of employee volunteer service time **615,100** hours


白城市妇联牵手白城移动圆梦文化贫困学子微心愿活动



Our Jilin subsidiary established its employee volunteer team 10 years ago and carried out a total of 33,816 hours of volunteering services to help the disabled, the elderly and families in need. In 2019, the volunteer team was awarded the title of "Advanced Collective for Assistance to the Disabled in China".

34

Promoting Coordinated Regional Development  35  In recent years, the government further deepened its coordinated regional development strategy and implemented a number of regional  development plans, such as the Master Plan of the Hebei Xiong’an New Area (2018-2035), the Outline of the Development Plan for the  Guangdong-Hong Kong-Macao Greater Bay Area, the Master Plan of the China (Hainan) Pilot Free Trade Zone, and the Outline of the  Yangtze River Delta Regional Integrated Development Plan, injecting strong impetus into the high-quality economic development of China.  China Mobile actively implements the requirements of the relevant strategies. We have made special regional network plans in our  annual network planning and promoted the sharing of regional network resources to support coordinated regional development.  Serving Regional Construction  Xiong'an New Area  Guangdong-Hong Kong-Macao Greater Bay Area  Hainan Free Trade Zone  Yangtze River Delta Region  Completed the Phase 1 5G construction, helping the New Area build benchmark 5G network.  Hosted a series of forums on 5G and smart city, and arranged over 600 experts (person-times) to participate in the formulation  of smart city standards and programs.  Support the inclusion of the New Area into the national backbone network.  Preliminarily achieved “GB to the households and ten GBs to the enterprises” in the New Area.  Optimized the tariff plans and introduced the Guangdong, Hong Kong and Macao universal voice/data monthly packages. The  average roaming data tariff in Hong Kong and Macao decreased by 33% compared to 2018.  Facilitated the development of a regional collaboration and communication mechanism and the integrated development of  international optical cable network, data center, smart park, 4G/5G wireless and various industry application platforms in the  area, creating an optimized balance of resources and demand.  Constructed the Zhuhai-Hong Kong cross-border cable and upgraded the Shenzhen-Hong Kong cross-border cable to enhance  regional network transmission capacity.  Established the Hainan International Submarine Cable and Information Hub Construction Leading Group with Hainan provincial  government, and started the preparation for the construction of the Hainan-Hong Kong Submarine Cable Project and the  submarine cable from Hainan to the Maritime Silk Road countries.  Built a regional high-speed data center system by solving the hotspot resource over-demand challenge with the coordinative  planning of data center.  Our Hong Kong subsidiary, our Guangdong  subsidiary, Macao Telecom and  Guangdong Communication Industry  Association jointly initiated the establishment  of the Greater Bay Area 5G  Industry Alliance (“the Alliance”) in  August 2019. The Alliance takes advantage  of the 5G + industry chain in the  Greater Bay Area, coordinates research  of products and services, technological  innovation and industry standards  based on 5G technology, laying a solid  foundation for the high-quality development  of the Greater Bay Area.  Promoting  Coordinated Regional Development 06

36  Supporting the Belt and Road Initiative  From Chinese President Xi Jinping proposing the initiative to jointly build the “Silk Road Economic Belt” and the “21st Century Maritime  Silk Road” in 2013, to the release of The Belt and Road Initiative: Progress, Contributions and Prospects report in 2019, the Belt and  Road Initiative has made concrete progress over the years in the areas of policy coordination, connectivity of infrastructure, unimpeded  trade, financial integration, and closer people-to-people ties. It has received positive responses from more and more countries and international  organizations, attracted wider attention internationally, and seen its impact grow steadily.  China Mobile has been actively participating in the construction of the Belt and Road Initiative. We established the Department of International  Business in 2019, which is responsible for formulating our international development plan as well as the Belt and Road Initiative  implementation plan, striving to help build a smooth “Information Silk Road” with measures such as promoting communication infrastructure  connectivity and providing high-quality information and communication services.  Regarding the construction of international communication infrastructure, we continue to optimize the “road, station and island” network  layout and promote the infrastructure construction in Belt and Road countries. We also lowered the tariffs accordingly. Among the  Belt and Road Countries, 105 directions enjoy the RMB30 daily package for data and 119 directions enjoy the Belt and Road RMB1 daily  package for voice calls. Moreover, we have achieved roaming settlement cooperation with almost all Belt and Road countries in Africa.  We launched the CMLink mobile service brand in overseas markets,  providing local communication services in UK, Japan, Thailand,  Canada, Singapore and other countries and regions, and  global data Internet access services for business travelers with  the CMLink global data card product. We also developed the  OneLink and One Card Two Numbers platforms to better serve  the needs of Internet of Things import and export business and  realize the global connectivity of the Internet of Things.  Regarding industry cooperation, we took the initiative and  launched the Hand-in-hand Program, aiming at providing customers  with a high-speed, seamless, worry-free and borderless  digital experience with a global Internet of low cost, high quality,  fast delivery and wide coverage through international business  and technical cooperation along the industry chain. In 2019, we  introduced the 5G Initiative into the Hand-in-hand Program and  developed the cooperation focusing on 5G + ecosystem, 5G +  roaming, and 5G + IoT, with a vision to achieve all-win in the  5G era. 16 partners joined the initiative. With regard to the expansion  of members, with Vietnamese telecom operator Viettel  becoming the 26th member of Hand-in-hand Program in 2019,  the program now covers more than 2.9 billion mobile users  worldwide.  Road Information Highway  (connecting resources)  Information Station  (POPs)  Information Island Hub  (data centers)  Promoting the construction of the  Asia-Oceania and Asia-America  undersea cables along the Belt  and Road countries, and upgrading  the capacity of various  undersea cables and cross-border  terrestrial cables.  Operating over 170 POPs  globally, including 137 selfbuilt  nodes, covering over 60  Belt and Road countries and  regions.  Data centers in Singapore and  the UK have been completed  and put into use; IDC resale  partners grew to 23 during  the year, covering 179 cities  around the world.  Road  China Mobile’s Improving Overseas Service Capabilities to Support Belt and Road Construction  won ”2019 Sustainable Development Goals Enterprise Best Practices (Global Partnership)” Award  by the UN Global Compact China Network.  Station Island

Growing Together with Employees  37  1: The Company abides by the following laws and regulations regarding employee recruitment and employment: the Labor Law of China, the Labor  Contract Law of China, the Ban on Using Child Labor, the Special Provisions on Labor Protection of Female Employees, the Women's Rights Protection  Law of China, and the Law on Occupational Disease Prevention of China, etc.  Recognized as one of the ”2019 Top 10 Best Employers” at the 2019 Best Employer of China Award  event jointly organized by Zhaopin.com and the Institute of Social Science Survey, Peking University.  Received the ”2019 Top 100 Model Employers in China” Award and the ”2019 Employer Brand Management  Model” Award at the China Model Employer Award event.  Received the ”Best Employer Brand Value Award” at the 4th China Talent Selection Award event.  China Mobile strictly abides by the laws and regulations related to the protection of the rights and interests of employees in China and  overseas1. The Company adheres to the principle of equal pay for equal work, and forbids any form of child labor or forced labor. We  provide our employees with social insurance and housing fund, and protect the legitimate rights and interests of our employees in various  ways. We are committed to building a fair, just, flexible, efficient, harmonious and stable workplace.  Protecting Employees’ Rights and Interests  Equal Employment  Opportunity and  Non-discrimination  Protection of  Democratic Rights  and Interests  Workplace Safety  Management  The China Mobile Recruitment Management Measures upholds the principles of openness,  transparency, equality and fairness in recruitment, specifies that except for certain specific positions,  there should be no discriminatory job requirements such as height, appearance, ethnicity, gender, etc.,  and strictly prohibits the use of child labor and forced labor.  Adhering to relevant laws and regulations, our Labor and Employment Management Regulations  specify that the two types of employment (contracted employees and dispatched employees) should  be managed equally. It also specifies the management requirements regarding employment type,  recruitment, labor contract management, working hours, leave and vacation, employee exit, etc.  We uphold the employees’ freedom of association and the rights of collective bargaining, and maintain  smooth communication with employees in a number of ways, such as the CEO mailbox, employee  hotline, employee forum, and employee representative meeting. All of our provincial subsidiaries have  signed collective equal bargaining contracts with 100% of employees.  We fully protect the employees’ rights to know, participate, express and supervise, organize topic-based  trainings on rights protection, and conduct trainings for the managers working on rights protection.  We implement the “Female Rights Protection” program to help female employees better safeguard  their legitimate rights. We strictly comply with the collective contracts and the special contracts for  female employees, and monitor the compliance with labor contracts and labor protection laws and  regulations. We care for women's needs and 100% of our female employees at the headquarters have  returned to work after maternity leave.  We strictly implement the workplace safety accountability system, establish and continuously optimize  safety management policies, thoroughly identify safety hazards, invest in safety precaution facilities, so  as to create a safe and healthy workplace for employees.  We ensure labor safety supplies and gears are properly prepared and managed. We also provide  guidance and supervision to our employees in relation to personal safety protection during production  to guarantee the safety and health of employees.  We conduct full-coverage, multi-channel and high-quality safety training and education to raise the  safety awareness and capabilities of employees, both at work and in their daily life, to prevent safety  accidents.  Growing  Together with Employees 07

38  Supporting Employee Career Development  China Mobile is committed to providing a broad development platform and space for its employees and cultivating outstanding talents  it needs to become a world-class enterprise. In terms of salary and incentive, we have implemented the salary system reform focusing on  “performance orientation and structural adjustment”. We issued the China Mobile Salary and Incentive Policy in 2019, which specifies a  variety of incentive policies for key talents, including incentive for internalized core capabilities for backbones, incentive for technological  innovation, annuity incentive for outstanding employees, periodic incentive on total salary, equity and dividend incentive for technology  enterprises, share option incentive scheme, etc. We have also organized a number of competitions to commend the employees who  have made outstanding contributions at work or in public welfare activities.  Employees who won the 2019 China Mobile Craftsman title  Representatives from The Most Beautiful Mobilers sharing their stories  China Mobile Craftsman  The Most Beautiful Mobilers  China Mobile Philanthropy Stars of the Year  In 2019, to cultivate outstanding talents within the Company, we organized the China Mobile Craftsman competition to  commend employees who have been working in ordinary positions but have made extraordinary contributions. 200 employees  won the China Mobile Craftsman honorary title.  The Company continued to organize the annual Most Beautiful Mobilers election to encourage all employees to learn from the  employees selected for their outstanding merits, including dedication, innovation spirit, perseverance, hard work, care for society  and willingness to serve the people.  Please scan the QR code to read the  stories of the China Mobile Craftsman  Please scan the QR code to read the  stories of this year’s Most Beautiful  Mobilers  Ruan Zhengyu is an employee of Qianjiang  Branch of our Chongqing subsidiary. In 2010,  he started participating in the Company’s  poverty alleviation efforts. He organized the  establishment of planting bases of traditional  Chinese herbs, pumpkin, mustard tuber, etc.,  and proactively help the farmers sell their  products. In addition, he studied the Company’s  poverty alleviation policy regarding  communication services, and leveraged these  services to guide the farmers to increase their  income with entrepreneurship and help them  solve the practical difficulties in production as  well as in daily life.  Zhang You is an employee of Yicheng Branch  of our Shandong subsidiary. In 2010, he joined  the Yicheng Volunteer Association. Since then,  he has participated in more than 100 public  welfare activities, including multiple times  of blood drives, at which he donated a total  of 3,800 milliliters of blood. With 9 years of  persistence, he has demonstrated the spirit for  public welfare by practising what he preaches.  Liang Zhongping is an employee of Yuhang  Branch of our Zhejiang subsidiary. As the team  leader of the Liangzhu Museum Volunteer Service,  he and his team members have provided  over 80,000 hours of volunteer guide services  to tourists in their own spare time. He also  helped apply China Mobile’s 5G technology in  the Liangzhu National Heritage Park, creating  an experience of going back in history for visitors  with 5G technology.

39  Regarding employee training, we implemented the New Drivers Capacity Enhancement Master Plan to provide effective support to  the “Powerhouse” strategy of the Company. Meanwhile, we developed curriculum resources in an efficient way, created plenty of  opportunities for our internal trainers, and carried out various unique training activities for employees at different levels.  Organized the “5G+ General  Knowledge Learning for All” event  for all technical employees, focusing  on 5G + AICDE essential knowledge  and know-how to systematically  update the knowledge across the  entire organization.  Developed a multi-field, multi-layer  capability system for “Cloud Reform”  and 5G core technology talents, used  skills map, learning path map and  skill certification as the starting point  to accumulate training resources  progressively, and used practical training  as an effective and targeted way to  deal with the lack of core capabilities  needed in the transformation.  Developed a tiered curriculum  system for business customer  managers, grid managers and  store managers with both online  and offline courses, strengthening  the systematic training for front  line employees.  New Drivers Capacity Enhancement Master Plan  We continued to carry out the skill certification of financial, user experience and network maintenance personnel. In 2019, we organized  more than 400 skill certification exams and 140,000 person-times had passed.  Implemented the Pair Support Action Plan to help solve practical problems in operations.  Organized demonstration classes for key management staff of subsidiaries at prefecture level  focusing on strategy implementation and day-to-day organization skills, and provided online  courses to approximately 1,700 management staff members in companies at prefecture-level to  improve their overall capabilities.  Developed annual key training plans for technology, marketing and other functions, and carried  out over 200 onsite training programs for core business personnel at the Group headquarters.  Carried out the ”3-3-3” Leapfrog Growth Program for channel managers, providing them with  the innovative ”systematic training + practical training” model, and a capability model and a  curriculum system specially designed for channel managers.  Provided online learning opportunities through online universities to help employees improve  their professional skills and teamwork, with a total participation of more than 450,000 persons.  Organized 5 senior management seminars and formulated themed research reports as reference  for management decision-making.  Carried out the leadership development program for new senior deputy management to help  them improve management efficiency.  Organized special training on finance, discipline inspection and other functions to improve the  business capability of senior management.  The China Mobile Academy won the ”Advanced Enterprise University” Award of China Enterprise  Executive Training and Development Alliance.  The China Mobile Academy won the “Best Corporate University of China 2019” Award in China’s  Best Corporate University ranking.  The China Mobile Academy’s Network Operation and Maintenance Technical Talent Training and  Certification Program won the 2019 ATD Excellence Practice Award by the Association of Talent  Development.  Employees  Mid-level  Management  Senior  Management  Empowering All Employees  Reshaping the Skills of  Core Talents  Improving the Capability of  the Front-Line Employees  Growing Together with Employees

40  New retail training for channel  personnel at “Burning Ice Action”  in Jiangsu  Home broadband  training in Shaanxi  Network and support personnel  operation skills competition in  Anhui  Capacity building  training for core  backbone employees in  Hunan

41  China Mobile strives to create a working environment conducive to physical and mental health and well-being for its employees, pays  attention to the work life balance of employees, and strives to continuously improve employee satisfaction.  Caring for Employees’ Work-life Balance  Summer program for children of employees in Shanghai The Fourth ”Happiness 1+1” Employee Games in Xinjiang  ”Happiness 1+1”  Employee Care  Program  Medical Care  Disaster Relief  Employee  Assistance  Program (EAP)  ”Five Smalls”  Employee Caring  Project  Caring for Mental Health of Employees in Hubei  Strengthened mental health education, integrated various  resources to provide online lectures for 19 times on  prevention knowledge and psychological assistance on  the online university platform, and launched an online  EAP psychological mini-lecture series with over 8,000  views.  Established a dedicated psychological counseling hotline  for employees, which had handled over 40 consultations  for a total duration of over 2,000 minutes.  Strengthened the efforts of employee care, gave out  RMB510,000 as special subsidies to infected employees,  gave out RMB334,000 as relief money to quarantined employees  and their families, organized front-line staff support  activities for 4,552 person-times, and distributed materials  valued at RMB1.63 million.  Over 6,000 employees participated in the online epidemic  time psychological self-assessment, where participants with  certain conditions received timely follow-up calls and targeted  consultation.  Growing Together with Employees  In order to alleviate the psychological stress caused by the long lock-down due to the outbreak of COVID-19, our Hubei subsidiary  promptly optimized the EAP work plan and actively provided psychological support for its employees.  The program was launched in 2015, encouraging employees to pick up “1” sport activity and cultivate  “1” hobby. In 2019, we launched a variety of activities under the program, including walking, running,  hiking, tree planting, mobile photography exhibition, calligraphy and painting exhibition, etc., covering  395,000 employees of the Company.  We continuously improve the facilities at our workplace of our companies at county (municipal) and  lower level, such as equipment at dining area, water dispenser area, washroom, changing room, lounge,  learning area, etc., to provide a comfortable working environment for employees. In 2016, we launched  the “Five Smalls” Employee Caring Project and started creating a homelike atmosphere for employees  with small canteen, small bathroom, small lounge, small activity room and small reading room. In 2019,  we spent RMB469 million to comprehensively improve the workplace conditions in grass-roots units, with  priority given to locations in less developed areas with hard conditions and inadequate infrastructure.  We have been offering EAP programs for 14 consecutive years. We have organized a variety of forums,  work sharing sessions and training courses, and accumulated rich experience in crisis intervention and  training of specialists. In 2019, 31 provincial subsidiaries and 20 professional units had established EAP  programs, covering over 320,000 employees, and having cumulatively trained a total of 3,093 EAP  specialists and set up 120 stress rooms, care rooms and other places.  We provide regular physical examinations with examination reports issued for all employees, and  conduct health lectures and health consultation services. In 2019, 97% of our employees participated  in the free medical examinations we offered. We also use relief fund, medical insurance and employee  mutual aid to help employees with severe disease or personal difficulties.  We have increased the amount and the response speed for emergency support. In 2019, we gave out  a total of RMB2.8 million to support employees of 10 units who were affected by disasters such as  floods and typhoons, bringing them the timely care from the Company.

Summary of
Our Key Performances

Our Achievements in 2019

- Developed the "network + poverty alleviation" model based on "1+3+X" system, with our parent company investing RMB760 million in targeted poverty alleviation and dispatched 4,425 poverty alleviation volunteers to promote poverty alleviation support in the fields of education, health care and livelihood. Huanan and Tangyuan were offically taken off the list of targeted poverty alleviation counties in May 2019.
- Continued to carry out our brand public welfare programs such as the Blue Dream Education Aid Plan and the Heart Caring Program, innovated on project commencement modes based on social needs and development trends, and encouraged employees to participate in volunteering activities. As of the end of 2019, the China Mobile Charity Foundation had donated RMB356 million cumulatively.
- Actively participated in the implementation of regional coordination and development strategies, promoted the development of the Belt and Road Initiative and strove to build a smooth "Information Silk Road".
- Upheld the principle of equal opportunity and no discrimination in employment, strictly safeguarded the legitimate rights of employees, provided employees with unimpeded career development channels and a comprehensive training system, protected employees, health and safety, and made efforts to help employees maintain work-life balance. In 2019, the Company provided training to its employees for 1.825 million person-times.

Our Goals for 2020 and Beyond

- To promote the "network + poverty alleviation" model based on the "1+3+X" system in an all-around way, give priority to support areas in extreme poverty, and provide continuous support to ensure the counties newly taken off the list of targeted poverty alleviation counties do not slip back to poverty, to adhere to the requirements of the Rural Revitalization Strategy, vigorously promote poverty alleviation through developing local industries and information solutions, and improve the quality of poverty alleviation.
- To further increase our support to less developed areas in western China, integrate our brand public welfare programs with battling poverty alleviation efforts, and give priority to address the needs for aid and education of areas in extreme poverty.
- To deepen our implementation of coordinated regional development strategies and the Belt and Road Initiative, continue to improve regional network infrastructure, strengthen communication business cooperation, and build a high-quality information highway.
- To optimize the career development path closely related to capability development and performance evaluation, strive to establish an employee career development system that provide smooth vertical and flexible horizontal mobilities and clear career path, and provide employees of different categories with a multi-dimensional career development space, to implement the "New Drivers Capacity Enhancement Master Plan", and carry out the company-wide "CHBN Knowledge Empowerment Action" to encourage all employees to deepen their understanding of general knowledge related to 5G+.

Key Performance Indicators

Public Welfare

Indicators	2017	2018	2019
Cumulative donation made by China Mobile Charity Foundation (RMB10,000)	27,225	31,055	35,590
Total number of registered employee volunteers (10,000)	11.10	13.59	12.29
Total amount of employee volunteer service time (10,000 hours)	56.80	56.76	61.51
Cumulative number of impoverished children to receive free congenital heart disease screenings	39,488	45,648	54,968
Cumulative number of assisted children in poverty who suffered from congenital heart disease	4,498	5,358	5,973
Cumulative number of multimedia classrooms built	2,030	2,302	2,863
Cumulative number of principals of rural primary and secondary schools trained	103,828	115,782	127,338

Employment and Diversity

Indicators	2017	2018	2019
Total number of employees [1]	464,656	459,152	456,239
Number of jobs created (10,000)	260	288	268
Human Resource Composition			
Percentage of technical personnel (%)	23.34	25.18	27.13
Percentage of marketing personnel (%)	56.56	55.17	53.27
Percentage of management personnel (%)	7.25	7.29	7.51
Percentage of general affairs personnel (%)	10.09	10.50	10.64
Percentage of other personnel (%)	2.76	1.86	1.45
Diversity [2]			
Number of employees in Mainland China			454,298
Number of employees in Hong Kong, Macau, Taiwan and overseas markets			1,941

42

Summary of Our Key Performances  Indicators 2017 2018 2019  Percentage of employees under 30  years of age (%) 29.62 24.35 19.76  Percentage of employees between  30 and 50 years of age (%) 65.95 71.13 75.33  Percentage of employees over 50  years of age (%) 4.43 4.52 4.91  Percentage of female employees (%) 55.11 53.17 53.94  Percentage of female employees at  senior management level (%) 13.18 16.45 16.40  Ethnic minorities as a percentage of  total employees (%) 6.83 7.03 7.07  Percentage of local employees in our  Hong Kong subsidiary (%) 89.4 89.5 88.5  Percentage of local employees at  management level in our Hong Kong  subsidiary (%)  75.0 71.2 66.7  Employee Turnover 2  Total number of newly hired  employees 27,011 20,259 23,727  Number of female employees  newly hired 14,194 8,397 10,122  Number of male employees newly  hired 12,817 11,862 13,605  Total number of resigned employees 14,831 18,217 13,161  Number of resigned female  employees 8,242 9,411 7,375  Number of resigned male  employees 6,589 8,806 5,786  Total number of dismissed  employees 925 1,317 1,401  Number of female employees  dismissed 589 888 949  Number of male employees  dismissed 336 429 452  Turnover rate of employees  under 30 years of age (%) 2.24 1.55 1.42  Turnover rate of employees between  30 and 50 years of age (%) 1.59 2.56 1.55  Employee turnover of employees  over 50 years of age (%) 0.21 0.15 0.05  Female employee turnover rate (%) — 2.05 1.63  Male employee turnover rate (%) — 1.92 1.40  Indicators 2017 2018 2019  Total investment in workplace safety  (RMB100 million) 21.09 23.24 24.07  Number of safety emergency drills 1,250 1,225 1,230  Participation rate in safety  emergency drills (%) 86.0 86.0 86.3  Accident fatality rate per 1,000  employees (%) 0.004 0.004 0  Number of fatalities caused by  workplace safety incidents 2 2 0  Indicators 2017 2018 2019  Training expense per employee (RMB) 1,717 1,892 2,004  Number of person-times trained  (10,000 person-times) 183.9 182.1 182.5  Number of senior  management trained (person-times) 986 1,047 1,237  Number of middle-level management  trained (person-times) 28,669 18,744 22,357  Number of general employees trained  (10,000 person-times) 181.0 180.1 180.2  Average training time per employee  (hours) 88.5 100.8 105.7  Average training time per senior  management (hours) 106.9 106.0 107.4  Average training time per middle-level  manager (hours) 88.1 109.5 114.2  Average training time per general  employee (hours) 88.6 100.7 105.6  Training participation rate of senior  management (%) 98.7  Training participation rate of  middle-level management (%) 95.8  Training participation rate of general  employees (%) 98.6  Average Online University study  time per employee (hours) 50.0 53.6 65.3  Number of mobile Online University  users via mobile phone (10,000) 29.1 34.5 36.8  Indicators 2017 2018 2019  Percentage of dispatched employees  who are labor union members (%) 98 98 98  Employee Rights  Percentage of contracted employees who  are labor union members (%) 100 100 100  关键绩效表  Notes:  1. All employees of the Company during the year are full-time, and no  part-time employees are hired.  2. The indicators under Diversity and Employee Turnover are based on the  number of on-post employees at the end of 2019. The employee  turnover refers to resigned employees.  Developing Innovative Green Solutions  Promoting Low Carbon, Circular  Development  46  48  a Harmonious  Ecology  Jointly Shaping  Employee Health and Workplace Safety  Employee Training  43

44 Sustainability Context  Climate change has become a challenge facing all  countries. The Chinese government earnestly fulfils its  obligations under the United Nations Framework Convention  on Climate Change and the Paris Agreement,  incorporates the construction of an ecological civilization  into the overall national development planning,  and thoroughly implements three major action plans  for the prevention and control of atmospheric, water  and soil pollution. Based on a sustainable consumption  and production model, China has contributed  significantly to the realization of the relevant United  Nations Sustainable Development Goals. One of  the contributions lies in the ICT sector, which plays  a key role in monitoring climate change, mitigating  and adapting to its impact, and promoting society’s  transformation to a green circular economy. At the  same time, with the continuous evolution and development  of 5G technology, how the ICT industry seeks  a balance between the surge in energy demand and  low-carbon development has also been placed under  the spotlight.  Adhering to the ecological civilization philosophy of  “Lucid waters and lush mountains are invaluable assets”,  China Mobile is committed to pursuing green  and environmentally friendly development. While  leveraging our industry advantages and actively managing  our own environmental footprint, we continue  to innovate the methods and means of applying ICT  to environmental protection as we join hands with all  sectors of society to contribute to minimizing environmental  pollution.  Safeguarding Lucid Waters and Lush Mountains  with Smart Applications  In the Yunzhongshan Nature Reserve of Anxi, Fujian province, there is a magical pair of ”eyes”: they can detect forest pests and instantly  prompt the conservation department to take treatment measures; when the rangers handle withered trees, they can then connect  them with experts for ”zero distance” guidance; and they can also swiftly detect forest fires and send the fastest warnings to the forest  department.  This pair of “eyes” is called the Yunzhongshan Nature Reserve Information System, which has been tailor-made for the provincial-level  Yunzhongshan Nature Reserve by our Fujian subsidiary. Relying on 4G, cloud computing, Global Positioning System (GPS) and other information  technologies, the system supports a range of management functions such as personnel positioning and dispatching, real-time  monitoring of key locations, processing of captured images, and SMS alert and publicity, and diligently performs its duties to protect the  local environment.  This system has been of enormous help to Yunzhongshan rangers. Not long ago, tea farmers in the Reserve set the tea trees on fire as they  attempted to plant fruit trees in the tea garden. The system detected the smoke when the fire began to develop and sent out an immediate  early warning, which prompted the forest protection department to quickly rush to the scene and stop a forest fire from happening. This  spring, the system detected some hunters hunting in the mountain at night. The rangers immediately joined forces with the forest police to  take protection actions and conducted timely investigations in surrounding villages, which served as an effective deterrent.  A Smart ”Housekeeper” for Forest Monitoring  Located in the mountainous area of Anxi County, the expansive Yunzhongshan Nature Reserve is home to many precious animals and  plants and requires intensive efforts to patrol and protect the forest. The Yunzhongshan Nature Reserve Information System enables a  full range of functions such as ranger management, video surveillance and mobile resource monitoring. Different from traditional forest  protection that relies on manual labor, the system has digitalized the alerting and monitoring of forest fires and disasters with the monitoring  command center as the core and digital communication as the means.  With the help of the System, the ranger is dedicated to safeguarding the  Yunzhongshan Nature Reserve  Real-time HD video surveillance at each important location of the  Yunzhongshan Nature Reserve area  The system divides up the entire scenic area and sets up  electronic fences. GPS positioning and historical movement  tracing enable assessment and management of the rangers  at any time; forest fires are monitored in real time through  remote monitoring of key areas and intersections using the  video surveillance system.  At the same time, the system uploads pictures taken by  the thermal imaging monitors to the monitoring center  through the mobile resource monitoring system. Those  pictures enable the Reserve to collect and analyze information  of passing rare animals and provide clues about  poaching and smuggling of wild animals and plants,  leading to markedly enhanced efficiency and precision in  solving cases and effectively deterring illegal activities.

Safeguarding Lucid Waters and Lush Mountains with Smart Applications  45  “A few days ago, we communicated in real time over the treatment of a few withered trees, which were found by some  rangers during a patrol. We immediately set up a dedicated line to have the rangers communicate with forestry experts in  real time via a video link, and provided proper treatment of the trees.”  —— Shen Jinquan, Director of the Management Committee of the Yunzhongshan Nature Reserve Area  “This system can help us report situations discovered during the patrol to the back-office staff in time. For example, when  we discover abnormal conditions such as fallen trees, suspicious animal access, insect disasters, fires, etc., we can use the  platform to report information automatically with precise geographic location to facilitate work while ensuring our personal  safety.”  —— Lin Fuxiang, Ranger  A Smart ”Helper” to Daily Forest Patrols  The Yunzhongshan Nature Reserve Information System is mainly  composed of the monitoring command center, long-distance  video surveillance, resource monitoring wireless image-capturing,  and ranger movement tracing. In addition to smart monitoring  in the forest areas, there is also a smart patrol “good helper” for  frontline rangers.  This ”good helper”, called the ”Smart Ranger Patrol System”,  was specially developed for Yunzhongshan forest preservation inspections.  During the inspections, the rangers can take photos or  videos with the built-in camera of specially-made mobile phones,  which are uploaded to the cloud in real time. By analyzing the  uploaded data, the monitoring center can accurately detect cases  of illegal forest logging and provide scientific guidance on pest  control and forest preservation. In the event of an emergency,  the rangers can also use a one-click SOS alarm to quickly locate  the incident, which safeguards their safety and guarantees highly  effective firefighting efforts.  As of the end of 2019, we had equipped all the rangers with the patrol system, enabling protection of over 3,000 hectares of forests.  Ranger using the Smart Ranger Patrol System Real-time video communication with ranger

Supervision  of residents’  garbage  disposal  Intelligent big  data center  command  and dispatch  Supervision  of the  transportation  process  46  In the past years, China Mobile has put into practice the green development concepts and strives to make the sky bluer, water  greener, and mountain lusher by promoting ecological construction with information-based means. The Company has launched  exploration of IoT application in many fields across China, such as smart logistics, smart transportation, smart lighting and smart  factories, using IoT technology to help all sectors effectively reduce greenhouse gas (GHG) emissions.  Innovating Environmental Applications  With a view to better protecting the lakes, wetlands and  meadow ecosystem in Sanjiangyuan region, our Qinghai  subsidiary and the Qinghai Provincial Environmental Protection  Department jointly launched the Qinghai “Window of  Ecology” project, and established a provincial observation  and control platform, an on-site video observation system  at observation points for key ecological function areas and  typical locations, an audio and video connection system, and  dedicated long-distance transmission networks. The project  Closely following governmental requirements for environmental  protection, our Beijing subsidiary introduced a  full-process garbage sorting supervision program based on its  independent R&D and local integration capabilities.  Window of Ecology, Contributing to Clearer Water  Technology Empowering Garbage Sorting for a Green Life  enables remote and real-time HD video observation, monitoring,  and research and assessment of the ecological types,  natural landscapes, wildlife and biodiversity in the five major  ecological regions of Qinghai based on 35 observation points  deployed throughout the province. A unified, complete, authoritative  and efficient ecological environment monitoring  network has thus been constructed, guaranteeing better refined  management of environmental protection efforts.  Supervision of the transportation process: It tracks garbage  trucks in real time and plans the collection and  transportation routes and personnel workload in a rational  and effective manner to improve work efficiency.  Supervision of residents’ garbage disposal: The AI smart  garbage bins placed in the community allow registered  residents to throw in garbage based on face recognition;  the residents can also scan a QR code to acquire  knowledge on garbage sorting and earn points by  throwing in garbage, which can be exchanged for rewards.  The residents can also see their rankings on the  data analysis platform and learn about the impact of  garbage sorting on the environment.  Intelligent big data center command and dispatch: It  enables timely collection of data about the whole process  of garbage disposal, collection, transportation and  processing and the flow of garbage to prevent the sorted  garbage from being mixed again on the back end.  APP platform interaction: It promptly publishes monitoring  data via the public service app and interactive  coordination platform, and has channels in place to  offer consultation and receive complaints, suggestions  and feedback from residents.  Hand-held devices for quality inspection: These devices  allow sanitation workers to enter information such as  the type of garbage, and offer intelligent means to  reduce their workload such as the smart sorting system  and smart inspection app.  Hand-held  devices for quality  inspection  APP platform  interaction  At present, the full-process garbage sorting supervision services  have been piloted in Miyun District and Dongcheng  District of Beijing, increasing the decontamination, reuse and  recycling rate of garbage in those two districts from 65% to  100%. In the future, we will further improve the functions  and promote nationwide adoption of the services to contribute  to garbage reuse and recycling.  Smart garbage bins Garbage sorting mobile  app  Developing  Innovative Green Solutions 08

Developing Innovative Green Solutions  47  Our Energy Conservation Awareness Week continued in 2019. We fully played to our strengths and disseminated low-carbon and  green concepts among our stakeholders such as employees, customers and the general public through activities like carbon emissions  calculation, “And Machine Swap Service” (the trade-in of old mobile phones for new ones and recycling and refurbishing  of optical modems and set top boxes), “Green Box by Your Side” (recycling of used phones, batteries and accessories), Green Life  Photography Exhibition, and the publication of the Special Issue on Energy Conservation Awareness.  Spreading Green Ideas  Scan the QR code to watch China Mobile  2019 Energy Conservation Awareness  Week proposal  Scan the QR code to learn more about  China Mobile Green Action Plan  Charity run in celebration of China’s 70th birthday Green class at the private Yumiao Elementary School  In Liaoning, our employees made office supplies and daily necessities with waste paper and made vases and unique pen  holders and storage boxes with waste newspapers, cultivating a sound atmosphere of energy consumption and low carbon.  In Sichuan, we carried out a number of activities such as garbage sorting and recycling, green running and urban ”scanning”,  calling on our employees customers and partners to cultivate an environmental awareness in their daily work and life.  In Shanxi, we initiated the hand-drawn energy consumption awareness posters event themed “Energy Conservation by My Side”  at our business stores in Taiyuan and Yuncheng, promoting green ideas to our customers through delicately drawn posters.  “Green Shanghai with You” is a strategic public welfare brand of our Shanghai subsidiary. It works with government agencies  and runs diversified programs with a view to intensifying residents’ awareness and actions for loving, protecting and appreciating  the environment. Our Shanghai subsidiary hosted a number of environmental protection volunteering campaigns in 2019, which  were very well received by the public.  Various Green and Environmental Protection Awareness Activities  Helping Build Green Urban Homes  Charity Run in Celebration of China’s 70th Birthday: We supported activities such as “Scent of Books Exchange for Scent of  Flowers” and “One Child and One Tree” at the Charity Run event to allow residents to experience the environmental protection  and public welfare concept of “Green Life Starts With Me”.  Close-to-nature Family Activity: The event allowed parents and children to experience the wonderful and magical relationship  between plants and insects in nature together by watching the ”One Flower One World” painting exhibition. The  ”Garbage Sorting” family game further strengthened children's awareness of garbage sorting.  Care Activities on Campus: Gifts like ecology photographs and flowers were given to mentally challenged students in the  supplementary reading class of Xinzhuang elementary school; educational classes on environmental protection and guided  outdoor appreciation courses were given to the private Yumiao Elementary School where the majority of the students were  children of migrant workers, and our volunteers also conducted interactive prize quizzes and gave away free plant seeds.  Since the project was launched, our Shanghai subsidiary has won honors such as “Excellent Public Welfare Partner” and “Excellent  Partner in Shanghai for Volunteer Tree Planting”. In the future, our Shanghai subsidiary will continue to carry out environmental  volunteering activities regularly and advocate environmental protection together with the public.

48  Since the launch of the Green Action Plan in 2007, we compile the China Mobile Green Action Plan Annual Priorities every year, and  allocate special funds for energy conservation and emission reduction to be used in energy saving renovations of communication  base station, data center, office building, business stores, etc., thereby safeguarding the implementation of climate change related  investment projects. We also vigorously promote energy conservation measures in technology and management and actively use  renewable energy.  In 2019, we established the China Mobile Leading Group for Pollution Prevention and Energy Conservation as the main  responsible body for ecological environmental protection and energy conservation, to ensure that solid progress is being made in  pollution prevention and control as well as in energy conservation. We have formulated the China Mobile’s Management Measures  for Prevention and Control of Environmental Pollution Risks and the China Mobile Management Measures for Energy Conservation,  laying out detailed regulations on the identification, prevention and remediation of the risk points of air, water, soil and other  emissions in our operation activities, as well as detailed requirements regarding energy conservation and pollution prevention,  including allocation of responsibilities, scope of work, prevention and control measures, functional management requirements and  comprehensive evaluation system.  Climate Risks Faced by China Mobile and Our Responses  China Mobile actively responds to the challenges brought by climate change. We have established a circular management system  covering all aspects of our operation, and made continuous efforts to improve our environmental performance and reduce our GHG  emissions.  Coping with Climate Change  Risk Type Risk Description Response  Current or  emerging laws  and  regulations  The requirements of laws  and regulations regarding  energy conservation and  emission reduction, and  carbon trading market become  stricter  We closely follow changes in policies, laws and regulations, and promptly  adjust our strategy and measures accordingly and arrange for the publicizing  and implementation across the Group; quarterly calculate carbon emissions  data and evaluate the cost of fulfilment and legal risk regarding non-fulfilment;  and annually assess and ensure the consistency of our current internal  management rules of carbon trading with the ETS regulations released by Beijing  Municipal Commission of Development and Reform. In 2019, we successfully  completed the tasks of submission of carbon emission report, third-party  verification, carbon trading and compliance.  Legal  Risk of the counterparty  default due to increase in  carbon price  We regularly monitor carbon price fluctuation, and monthly evaluate the  cost of fulfilment and the financial impact if the counterparty defaults.  Market  Risk of sudden expansion  of network scale due to  rapid user growth  We analyze the impact of network scale on energy consumption and greenhouse  gas emissions and on our cost based on our annual internal planning.  EMS Coverage: All aspects of our operations, including  product operation and commercial facilities, selection of  suppliers and service providers, research and development of  new products and services, packaging and shipping, waste  management, engineering design, new project construction,  due diligence, daily office operations, etc.  Promoting  Low Carbon, Circular Development 09

Risk Type	Risk Description	Response
Reputation	Risk of government criticism or fine for unfulfilled carbon trading obligations	We conduct regular assessments on fulfilment risk, plan to include a contingency mechanism regarding non-fulfilment in our carbon trading management system, and assess the impact of reputation damage on the Company.
Acute physical	Damages to infrastructure and fixed assets due to extreme weather conditions	We built 46 super base stations in 2019 that can function under disaster conditions of earthquake, flood, typhoon or snow storm.
Chronic physical	Greater power consumption of equipment room due to global warming	We regularly evaluate and monitor the operation hours of A/C units in equipment room, and the impact on energy cost. We have also adopted energy-saving technology for main equipment in wireless network, transmission, IT/IP and core networks. We have implemented energy-saving upgrade of existing equipment rooms by using air-conditioning, power supply, lighting and other energy efficient technologies and products.
Upstream	Equipment with high energy consumption will use more energy	We issue equipment energy conservation grading standards to suppliers annually as part of the supplier assessment process, requiring equipment manufacturers to meet the requirement for product energy consumption and efficiency. During the procurement process, we strictly inspect the energy consumption and efficiency parameters of the equipment. Each year, we calculate and evaluate the energy consumption and financial impact of each supplier, and update the energy conservation grading standard to achieve greater emission reduction along our supply chain.
Downstream	Data center (IDC) leasing business increases energy consumption	We regularly make forecasts about the growth rate of the IDC business, and evaluate the related financial impacts such as operating cost and energy cost.
Technology	Existing low-carbon technologies cannot meet market and policy requirements	We regularly research the growth trend of our energy consumption every year based on policies or other management requirements. We also conduct cost analysis on the portion that exceeds the control targets, set energy saving and emission reduction targets for the current year, formulate the plan of technologies to be added or replaced as well as old or high energy consumption equipment to be replaced, and ensure the implementation by formulating relevant work and evaluation requirements. Meanwhile, we actively explore and apply the latest and most practical low-carbon technologies, closely follow industry trends related to energy-saving technologies and products, cooperate with research institutions to support long-term research on energy conservation, actively carry out pilot applications of new energy-saving technologies and products, regularly collect best practices in energy conservation and emission reduction from front-line units, and organize training and experience sharing on energy conservation and emission reduction.

In 2019, we modified more than 1,000 existing equipment rooms and data centers to make them more energy-saving and green, including optimization of air conditioning system and airflows, application of natural cooling sources, sleep function for power switches, and upgrade to high-efficiency power switches.

Building Green Data Centers

Huainan Data Center, located in Anhui Province, is the single largest data center in East China and a major energy user. We actively researched and innovated on green data center. In 2019, we filed 4 patent applications, laying a solid foundation for the transformation to become a clean and low-carbon data center.

- Fine management of equipment room cooling: We replace compressors with natural atmospheric cooling in autumn and winter, and use storage cooling in off-peak time in the middle of the day, realizing an annual power saving of over 12 million kWhs.
- Central air conditioning water treatment and pollution reduction system: The system monitors the water quality of water-cooled air conditioning units, and softens and treats the water automatically to increase the efficiency of heat exchange. The system can help reduce power consumption by 1.9 million kWhs and avoid the discharge of 20,000 cubic meters of sewage each year.
- Zero-power green testing system: The system can be used to run the full-capacity testing of new data center equipment rooms, to avoid the overheating problem associated with full-capacity operation.
- Smart and paperless equipment room maintenance system: Maintenance personnel swipe their NFC enabled mobile handsets over patrolling checkpoints, allowing accurate, automatic and closed-loop management and maintenance of data center infrastructure.
- AI precision refrigeration configuration assistant: We use AI technology to automatically adjust the configuration of refrigeration hardware based on the real-time operating conditions to improve refrigeration efficiency with precision and to lower A/C energy consumption.
- Equipment room airflow optimization: We modify the air duct and air baffle to ensure the isolation of hot and cold air in the equipment room to achieve accurate cooling.

Promoting Low Carbon, Circular Development

49

50  Regarding the use of renewable energy, we actively promote the use of alternative new energy sources, such as solar energy, wind energy,  water energy, hydrogen energy, etc. in areas with rich natural resources but insufficient supply of traditional energy. Xinyu Branch of  our Jiangxi subsidiary utilized its unused rooftop space and built a 105kWp distributed solar power generation system, which generated  82,000 kWhs of power in 2019.  Regarding the construction of 5G base stations, we studied the energy consumption of 5G network in advance, and upgraded our enterprise  equipment energy conservation grading standards accordingly during the early stage of network construction. In Jiangsu, we innovatively  applied the liquid cooling technology, which could significantly reduce the PUE of base station to around 1.1, saving as much  as 35% of energy compared with traditional base stations. At the 2019 Information and Communication Industry Conference on Energy  Conservation and Emission Reduction, the 5G liquid cooling node technology was the only application technology of the Company selected  for sharing, showcasing our leadership in the green application of 5G network.  In 2019, the Company had zero violation of environmental laws and regulations.  Managing Water Resources Consumption  The water used in our daily office and production operations mainly comes from centralized municipal water supplies. We do not have  any risk of water resources.  We strictly abide by the relevant requirements of the Water Law of China and the Water Pollution Control Law of China, advocate water  conservation, strictly control sewage discharge, and strive to reduce water consumption. In 2019, we continued to strengthen water  management of equipment rooms, management facilities and stores. Our Ningxia subsidiary adopted wastewater recycling and reuse  technology to treat and recycle the wastewater generated in the production center, and used it as supplementary water sources for vegetation  irrigation and toilet flushing, reusing nearly 10,000 tonnes of wastewater on average each year.  Driving Value Chain Green Transformation  While continuously developing and applying advanced energy-saving technologies, we are also committed to driving the green  transformation of our value chain.  Optical modem is a low value optical fiber transmission equipment widely used in the installation of fiber optical broadband  equipment. Retired optical modems are usually disposed of as waste. Our Hubei subsidiary launched the Optical Modem Recycle,  Refurbish and Reuse project, established a dedicated team overseeing the process and a standard operation procedure manual  that covers the entire process including code-scanning recycle registration, sorting and testing, cleaning, repairing, refurbishing,  labeling and packaging. We also formulated quality inspection standards to ensure that the refurbished optical modems could  function properly.  As of the end of 2019, we had delivered 387,600 refurbished optical modems and 180,000 set top boxes, saving RMB62.16 million  from the purchase of optical modem and auxiliary supplies.  Reusing Optical Modems to Promote the Circular Economy  Green Procurement  In 2019, our paperless bidding process ran smoothly, achieving an annual  paperless rate of 99.9% of all biddings. We continue to apply energy  conservation grading standards, energy-saving technical requirements  and green packaging grading standards for communication products in  our equipment bidding and procurement. We also gave greater priority  to energy conservation at the source, and significantly increased the  weight of energy conservation performance in the technological assessment  of the centralized procurement of 5G wireless equipment.  At the annual supplier reception day event, we focused on the theme  of “Building a Green Supply Chain”, publicized the green development  concept to our suppliers, and shared with them our excellent cases to  encourage them to work together with us to build a green planet for all.  Green Packaging  We cooperated with Apple Inc. to implement  the mixed pallet upgrade project.  During the initial sales of iPhone 11 series  products, we upgraded the single-layer,  single-model and mixed pallet model to  the single-layer, multi-model, multi-category  and mixed pallet model, using 15%  less wood pallets. Meanwhile, our green  packaging rate of newly procured main  equipment reached 69%, saving 164,000  cubic meters of timber resources.

Summary of Our Key Performances

Our Achievements in 2019

- Leveraged our expertise to innovate on ecological and environmental information applications.
- Established the China Mobile Leading Group for Pollution Prevention and Energy Conservation, continued to implement the Green Action Plan, and further optimized our environmental management system.
- Reduced our annual overall energy consumption per unit of information flow by 43% through measures such as energy saving renovations, innovative environmental applications and improvement in green operation.
- Implemented green procurement and promoted the green development of the supply chain, and increased our green packaging rate of newly procured main equipment to 69%.
- Reduced annual power consumption by 2.21 billion kWhs, equivalent to the reduction of 1.415 million tonnes of GHG emissions.
- Awarded the CDP (Carbon Disclosure Project) Global Leadership Level Company on climate change, and was one of the top-rated companies in Mainland China.

Our Goals for 2020 and Beyond

- To explore the means and ways to apply 5G technology for environmental protection, and continuously innovate on environmental applications.
- To reduce the overall energy consumption per unit of information flow by 15% and the overall energy consumption per unit of telecom business by 10% by 2020, to achieve a 60% or higher ratio of green packaging usage by 2020.
- To continue to promote green procurement and green logistics management, and establish a green supply chain system covering the whole procurement process, realizing fully paperless and electronic procurement in the next three years; to formulate scientific energy conservation and environmental protection targets, and encourage suppliers to enhance their social responsibility awareness; to promote the full-process application of green packaging, continue to strengthen reverse logistics, explore Radio Frequency Identification (RFID) embedded packaging, and realize the traceability of the whole process.
- To ensure that the year-on-year growth rate of our overall energy consumption and the year-on-year growth rate of our carbon emissions are lower than the growth rate of our network (connection) scale in the next five years.

Key Performance Indicators

Environmental Investment

Indicator	2017	2018	2019
Investment in Green Action Plan (RMB100 million)	1.4	1.9	1.6

Energy

Indicators	2017	2018	2019
Direct Energy Use			
Coal consumption (10,000 tonnes)	0.1	0.2	0.05
Gasoline consumption (million liters)	121.5	112.4	101.3
Diesel fuel consumption (million liters)	19.4	14.8	13.1
Natural gas consumption (million m^3)	7.9	11.2	11.0

Indicators	2017	2018	2019
Coal gas consumption (million m^3)	0.10	0.05	0.08
LPG consumption (100 tonnes)	3.1	2.7	2.3
Indirect Energy Use			
Total electricity consumption (100 GWhs)	223.3	244.7	264.0
Purchased heating costs (RMB million)	160.9	123.4	157.9
Energy Savings			
Total annual electricity savings (100 GWhs)	21.4	26.6	22.1
Equivalent annual cost savings (RMB100 million)	28.9	37.7	21.6

Summary of Our Key Performances

51

Indicators	2017	2018	2019
Equivalent annual GHG emission reduction (10,000 tonnes)	148.5	170.6	141.5
Overall energy consumption per unit of telecom business (kg standard coal/ RMB10,000)	21	10	6
Percentage decrease of overall energy consumption per unit of telecom business (%)	29	53	40
Reduction in overall energy consumption per unit of information flow (%)	40	57	43

Emissions

Indicators	2017	2018	2019
CO_2 emissions [1] (million tonnes)	15.98	16.17	17.32
Direct GHG emissions (Scope 1) (million tonnes)	0.33	0.31	0.28
Indirect GHG emissions (Scope 2) (million tonnes)	15.65	15.86	17.04
Carbon emission intensity (tCO_2e/ RMB10,000)	0.216	0.219	0.232
SO_2 emissions [2] (tonnes)	23.59	35.93	9.28
Carbon emission from commute (10,000 tonnes)	37.79	39.45	50.77
Carbon emission from business travel (10,000 tonnes)	29.44	7.10	8.19

Notes:

1. CO_2 is the only type of GHGs generated in our operations, and over 95% of our CO_2 emissions are from the use of electricity. CO_2 emissions are calculated mainly in accordance with the *Guidelines for National Greenhouse Gas Inventories* published by IPCC in 2006, and the baseline emission factors for the China regional grid published by the National Development and Reform Commission in 2017.
2. SO_2 is the only type of air emissions generated in our operations, mainly from coal burning in certain regions.

Water Use

Indicators	2017	2018	2019
Total amount of water consumption (million tonnes)	42.24	35.12	36.29
Water consumption per capita (tonnes)	91	76	80

Raw Materials Use

Indicator	2017	2018	2019
Total amount of resources used for producing devices (tonnes)	8,847	9,394	12,396

Waste Management [1,2,3]

Indicators	2019
Non-hazardous solid waste produced (10,000 tonnes)	7.14
Non-hazardous waste produced (10,000 tonnes)	4.52
Electronic waste produced (10,000 tonnes)	2.62
Non-hazardous General solid waste comprehensively utilized (10,000 tonnes)	7.21
Comprehensive utilization rate of non-hazardous solid waste [4] (%)	93.93
Non-hazardous solid waste intensity (kg/RMB10,000)	0.96
Hazardous waste produced (10,000 tonnes)	1.89
Hazardous waste disposed (10,000 tonnes)	2.17
Hazardous waste disposal rate [5] (%)	84.30
Hazardous waste intensity (kg/RMB10,000)	0.25

Notes:

1. In 2019, we updated and standardized the scope for the statistics of different types of solid waste in accordance with the requirements of the Notification on *Issuing the Statistical Report on Energy Conservation and Ecological Environmental Protection of Central Enterprises* of SASAC. We will disclose new indicators on a rolling basis every year.
2. Our operation generates three types of solid wastes: non-hazardous waste, electronic waste and hazardous waste.
3. Non-hazardous waste mainly includes domestic waste, food waste, office and marketing waste paper or packaging, construction waste, etc. Electronic waste mainly includes electronic components and equipment replaced from base stations and equipment rooms, and retired office equipment such as printers, copiers, fax machines and computers. Hazardous waste mainly includes bare circuit boards and batteries retired from base stations and equipment rooms, printer cartridges, ink cartridges and fluorescent tubes from offices, and damaged or retired smart terminals such as mobile phones, batteries and SIM cards. We sell most of our waste to qualified third parties recycling companies for disposal.
4. The comprehensive utilization rate of non-hazardous solid waste refers to the ratio of the amount of non-hazardous solid comprehensively utilized within the reporting period minus the storage capacity of comprehensive utilization in the past year, to the amount of non-hazardous solid waste generated. In 2019, our comprehensive utilization from the previous year was approximately 5,100 tonnes.
5. The disposal rate of hazardous waste refers to the ratio of the volume of hazardous waste disposed minus the storage volume of hazardous waste from the previous year, to the amount of hazardous waste generated in the reporting period. In 2019, our hazardous waste disposal storage volume from the past year was approximately 5,800 tonnes.

Green Operations

Indicators	2017	2018	2019
Number of video conferences usage at group level	882	970	1,184
Online sales volume (RMB100 million)	4,648	4,785	5,635
Number of online e-procurement projects in the year (10,000)	appr. 3.8	appr. 1.0	appr. 3.4
Reduction of paper-based documents with the wholly electronic procurement process (10,000 copies)	appr. 61.6	appr. 14.1	appr. 48.0

52

Risk Management  China Mobile has established a three-tiered risk management structure consisting of the Board of Directors, functional departments  and functional positions to realize the specialized management of the whole process. For detailed information on the Company’s risk  management, please refer to the Risk Management and Internal Controls section in the Corporate Governance Report from China  Mobile Limited’s 2019 Annual Report.  The Company continuously optimizes its risk assessment mechanism focusing on our development strategy and business objectives, and  carries out risk assessment at three levels to improve the accuracy and timeliness of risk forecast.  Feature: Responsible Operations  The Board of Directors has an  Audit Committee, which is  responsible for overseeing the  Company’s financial reporting  system, risk management and internal  control procedures, monitoring  the integrity of financial  statements, the annual reports  and accounts, interim report and  quarterly reports of the Company,  and reviewing significant  financial reporting judgments  contained in them, etc.  Risk management execution  departments and supervision departments  perform their respective  duties: the Department of Finance  takes the lead in organizing and  carrying out various internal  control and risk management  work; business departments are  responsible for the internal control  and risk management work in  specialized areas; and the Internal  Audit Department is responsible  for supervising and evaluating the  effectiveness of internal control  design and implementation.  Each department has dedicated  positions and personnel that  are responsible for the implementation  and regular supervision  and inspection of specific  internal control systems, while  the Risk Management Expert  Bank is responsible for the  research and planning on general  or specific internal control  and risk management issues of  the Company.  Board of Directors Functional Departments Functional Positions  Regarding internal audit, the Internal Audit Departments of the Company and its operating subsidiaries are responsible for providing  independent and objective confirmation of and consultation on the appropriateness, compliance and effectiveness of various business  activities and the internal control and risk management of the Company, and assisting the Company in improving its corporate governance,  risk management and control process. In 2019, we further intensified the audit and supervision on the areas related to the business  and home markets, customer rights, key costs and expenses, system management and control, etc., to ensure the effectiveness of  our cost reduction and efficiency improvement efforts and prevent business risks. We also further optimized our audit and rectification  management mechanism with a new Smart Audit Cloud Hub and an improved “remote + onsite” holographic interactive smart audit  model.  Meanwhile, we have established a hierarchical, multi-type training system for backbone internal control and risk management employees,  prefecture-level financial managers and backbone financial employees, new financial employees, employees of all business lines and  internal auditors, striving to create a risk management culture with the full participation of all employees.  The major risks are assessed annually and semi-annually, and forecasts of possible future major risks are  made comprehensively based on internal and external situations the Company faces. A comprehensive  risk management report is prepared annually.  Carry out pilot assessment of the specific risks of major projects, and the functional department in  charge is required to develop an assessment report of the specific risks before making decisions on major  projects to prevent decision-making risks.  Conduct regular internal control and risk assessment of existing business system processes or IT systems,  and carry out risk assessment before the release or launch of new systems, processes and mechanisms  to ensure ”compliance on release”.  Strategy  Business  Feature: Responsible Operations  53  Process

54  Integrity and Anti-corruption  China Mobile actively upholds the healthy culture of hard work and integrity, adheres to the principles of openness and transparency in  the operations, and continues to strengthen its anti-corruption efforts.  Compliance Management  China Mobile has established a compliance management system with a top-down design and focusing on the following four aspects.  Our parent company established the China Mobile Compliance  Committee with the Chairman as the committee head. Its General  Counsel serves as the head of the Office of the Compliance  Committee, who is responsible for overseeing the building of  compliance management system, handling major compliance  incidents and risk prevention, and leading the office to provide  expert opinions before making major business decisions in relation to  antitrust, anti-unfair competition as well as tendering and bidding.  Continuously deepened the Compliance Escort Plan to ensure the  compliance of our business operations.  Conducted compliance review prior to actions such as  devising major marketing strategies and entering into  major contracts, and conducted compliance review on  major business activities such as transferring between  operators with the same number, online privacy policies,  and sharing of business partners’ information.  Conducted due diligence on issues in relation to network  and information security in procurement projects to effectively  prevent compliance risks.  Launched the Hebao intelligent dialogue robot and big  data visualization analysis and intelligent search functions  in the contract management system.  Formulated the China Mobile Compliance Management Report,  summarizing our compliance management conditions and  putting forward the requirements for compliance management.  Developed a series of compliance policies to provide guidance  for frontline employees, including the Guide for Intellectual  Property Rights Compliance and the Compliance Guide for  Business Partners.  Improved intellectual property management with various  efforts, including organizing the Intellectual Property Awareness  Week activities for 10 consecutive years, organizing intellectual  property training, issuing special analysis reports on intellectual  property cases, trademarks and brands, and compiling the book,  Compliance and Data: Using Big Data for Compliance.  Our parent company joined the China Enterprise Compliance  Promotion Alliance as a vice-chairman member.  Set up a Compliance Escort online learning section at the  online university of the Company, with a total participation  of over 3,400,000 person-times.  Organized nearly a thousand training sessions on compliance  issues in relation to key areas such as Foreign  Investment Law, network security, market competition,  and bidding and procurement.  Started organizational preparation for establishing the Office of Anti-Corruption Leading Group and  initiated a new round of signing procedures of Business Integrity Pledge.  Deepened the implementation of the embedded integrity corruption risk prevention and control mechanism  and adjusted the 2019 performance evaluation indicators for embedded prevention work, urging the  responsible departments to actively reflect on and examine themselves to identify any problems.  Issued the Notice on the Work Progress of the Centralized Rectification of Formalism and Bureaucracy  which formulated nearly 4,000 rectification measures focusing on 1,540 issues.  Issued the Provisions on Maintaining Record of China Mobile Senior Management Interfering with Major  Matters (Trial) to ensure that the senior management exercise their power in compliance with laws and  regulations with fairness and integrity.  Established multiple whistleblowing channels for corruption reporting, including mail, email, telephone  hotline, onsite communication, the CEO Mailbox, etc.  Protected the legitimate rights of whistleblowers, with confidentiality given to the reported issues, the  status of the investigation, and the relevant information of the whistleblowers.  Received a total of 1,730 whistleblowing cases, handled 393 corruption cases, and took disciplinary actions  for 516 person-times in 2019.  Launched the Anti-corruption and Integrity Awareness Month, organized 4,960 education activities  covering over 90% of the employees; encouraged employees to record their learning experiences with  reference to their own position and to give integrity commitment, and organized field trips for employees  to anti-corruption education centers, thereby improving the effectiveness of anti-corruption education.  Built a defense line against corruption by posting key learning content and best practice cases in various  channels, including the web page of the Office of Discipline Inspection and Supervision, China Mobile  Online University and MIGU reading.  Sent out pop-up anti-corruption alerts before festivals to remind employees to strictly abide by integrity  requirements.  Organizational  Support  System  Optimization  Anti-corruption  Education  Whistleblowing  Working Style  Construction  Organization  Process System  Culture

Supply Chain Management

Supply chain management is a key component of our sustainability management. Insisting on responsible procurement, China Mobile has been continuously standardizing its procurement process and procurement audit, and achieved the overall management of the whole procurement process, fulfilling the social responsibilities jointly with its supply chain partners.

Procurement Transparency

Adhering to the principle of "procurement under sunshine", we require all business units to set up dedicated procurement facilities with audio and video recording equipment, allowing online supervision and inspection of all procurement processes. As of the end of 2019, we had set up 791 dedicated bidding facilities nationwide, and completed the closed bidding evaluation of 9,065 projects, preliminarily realizing the whole process supervision of key procurement processes.

To ensure the fairness and transparency of the procurement environment, we continued to carry out a series of information disclosures of the first-level suppliers, including supplier performance evaluation result, comprehensive inspection information, and rectification of negative findings. Suppliers can use the China Mobile Procurement and Tendering Portal to access their supplier evaluation results, the rectification result of negative findings, and the timely notification of their updated performance evaluation result.

In 2019, together with some of our partners, we jointly launched the Procurement Under Sunshine Together business integrity event. We revised the *Business Integrity Pledge* to specify the disciplinary actions for violations. We also launched the online signing function of the *Business Integrity Pledge* to make the procurement process more efficient and convenient.

Promoting Compliance of Suppliers

We published the *China Mobile Suppliers Cooperation Guidelines* on our own procurement website portal, explicitly requiring our suppliers to fulfil their responsibilities, including: actively fulfilling the obligations of paying social security and tax; abiding by laws and regulations on lawful hiring, labor protection, occupational health and safety, social responsibility and environmental protection; forbidding the use of child labor as defined by law, the use of forced labor, and the physical abuse of employees; prohibiting any form of unlawful discrimination; complying with national laws and regulations regarding salary, benefits, working hours, working overtime, health and safety conditions; and complying with all applicable environmental protection regulations.

We assess suppliers' overall capacities based on the criteria in the certificates of SA 8000 (Social Accountability), OHSAS 18001 (Occupational Health and Safety Assessment Series) and ISO 14000 (environmental management standards). In 2019, we required the verification of the SA8000, OHSAS18001 and ISO14000 certificates submitted by the suppliers as part of the preliminary certification inspection process for suppliers of key products. For suppliers of certain products, we also required onsite inspection to ensure that their environmental protection measures were properly implemented.

Supply Chain Management

Indicators	2017	2018	2019
Number of centralized procurement suppliers	8,039	7,216	12,278
Number of first-level suppliers [1]	571	480	897
Percentage of first-level local suppliers [2]	100	100	100
Number of second-level suppliers	7,468	6,736	11,930
Percentage of second-level local suppliers [3]	55.69	80.35	55.20
Number of assessments on first-level suppliers [4]	2,417	2,194	2,268
Percentage of confirmed first-level suppliers assessed	100	100	100
Number of onsite supplier assessments conducted	—	674	1,330

Notes:

1. In 2019, the statistical scope of suppliers was changed from the number of centralized procurement suppliers to the number of suppliers with active procurement activities during the year.
2. Percentage of first-level local suppliers means the proportion of domestic suppliers (registered in Mainland China) among all suppliers for first-level procurement.
3. Percentage of second-level local suppliers means the proportion of local suppliers (registered in the province to which the China Mobile provincial subsidiary belongs) among all suppliers for second-level procurement.
4. The number of supplier assessments carried out by our Procurement Shared Service Center, covering both winning and non-winning suppliers, does not include second-level procurement.

Compliance and Anti-corruption

Indicators	2017	2018	2019
Number of Board Meetings in the year	4	4	5
Number of anti-corruption education activities in the year	3,580	3,717	4,960
Coverage rate of anti-corruption education activities	>90	>90	>90
Participation of anti-corruption education and trainings (person-times)	722,720	759,810	915,527
Number of corruption cases disciplined in the year	275	321	393
Number of employees dismissed and disciplined for corruption in the year (person-times)	414	433	516
Number of petitions received in the year	1,240	1,263	1,730

Feature: Responsible Operations

55

Sustainability Management

Since 2006, China Mobile has been managing its corporate social responsibility (CSR) practice in a strategic way in joint connection with its corporate strategy and operation. We have developed a 4-module strategic CSR management system covering strategy, implementation, performance and communication. In 2019, we further streamlined the scope of each CSR management module in accordance with the "3 steps and 10 methods" requirements for CSR management.


China Mobile Sustainability Management System
Strategy Management
• Sustainability Steering Committee and relevant organizational structure
• Mission, vision and responsibility
• CSR strategy and planning
• CSR management system and special policies
Implementation Management
• Establishing the CSR mega-team
• CSR research and training to raise awareness
• Identifying, managing and information tracking of material CSR issues
• Integrating CSR into corporate management and decision-making mechanism
Performance Management
• Integrating CSR into strategic performance management
• Best CSR practices selection
Communication Management
• Preparing, releasing and distribution of the sustainability report
• Engaging stakeholders through various platforms and channels

Strategy Management

Adhering to our CSR philosophy of "With perfect sincerity and integrity, we will strive to fulfil our triple-sided responsibilities: our economic responsibility, our social responsibility and our environmental responsibility", our parent company established the CSR Steering Committee in 2008 (name changed to Sustainability Steering Committee in 2016) and a three-layer CSR management system of decision-making, organization and implementation. Meanwhile, we formulated management policies such as the *China Mobile CSR Management Measures* and the *China Mobile Annual Best CSR Practices Selection and Reward Determination*, to enhance our CSR management improvement and further standardize the system and process requirements of CSR management.


Decision-Making
Sustainability Steering Committee
Organization
Sustainability Office
Implementation
Functional departments Subsidiaries
• Headed by the Chairman of the Company and consists of all departments of our headquarters and relevant business units; reviews and makes decisions on the Company's CSR strategy, goals, plans and specific key issues, especially ESG (Environment, Social and Governance) related issues
• Belongs to the Department of Development Strategy at the headquarters, responsible for leading, organizing and coordinating CSR practice of functional departments and subsidiaries, promoting ESG management, and ensuring the realization of relevant sustainability plans and targets
• Functional departments at headquarters manage the closed-loop management of strategy, implementation and evaluation regarding the specific sustainability issues according to their respective functions, and organize the assessment of and response to related key ESG issues
• The strategy department of each subsidiary is responsible for advancing the CSR implementation with the support of a virtual team, coordinates the CSR practice, and engages in communication with key stakeholders

56

Implementation Management

The Company continued to deepen the capacity building for its CSR team with regular internal trainings to help functional departments and business units learn about the latest requirements and trends of sustainable development, and enhance the sustainability awareness of all employees. In 2019, the total participation of our CSR training activities reached 418,500 person-times.

We continued the management of sustainability related issues, conducted research and surveys on stakeholders, and studied the evolution of key sustainability standards at home and abroad, the best practice of our industry peers, and hot issues in relation to sustainability. Based on these, we identified our annual material sustainability issues, and took the opportunity of collecting information for our annual sustainability report to improve our management and disclosure of key sustainability issues as well as our sustainability performance. Please see page 59 for the process of how we identified our material sustainability issues of 2019 and the results.

Regarding the implementation process, the Company continued to deepen the involvement of senior management in sustainability related matters. In addition to the establishment and operation of the Sustainability Steering Committee, our annual sustainability report is required to be formally reviewed and approved by senior management and the Board of Directors of the Company. Meanwhile, we have also strengthened the horizontal coordination across functional departments with clearly defined management responsibility over the relevant key CSR issues, fully incorporating CSR into their core operations.

Performance Management

The Company organized the annual Best CSR Practice Selection for the 12th consecutive year, inviting internal and external experts to sit on the annual review panel. Over the last 12 selections, we have received more than 820 CSR cases, 184 of which won an award. The selection has effectively encouraged our subsidiaries to innovate on CSR practices. In 2019, we also published a book containing all the selected CSR best practice cases since 2013, *New Era, New Connectivity, New Responsibility: Selected Best CSR Practice of China Mobile (2013-2018)*. These cases present an overview of China Mobile's practice, explorations and accomplishments in fulfilling its corporate social responsibilities with a focus on connectivity.

Communication Management

In 2019, the Company prepared and released its 13th sustainability report. Not only did we fully comply with the requirements for ESG information disclosure, we also practiced our CSR in innovative forms such as promotional clips and short videos, which created a record-high online views of over 18 million.

The Company attaches great importance to the concerns of our stakeholders and has established a variety of communication channels in accordance with their expectations. In 2019, we organized the third "CSR Communication Day" event to listen to the opinions and suggestions of our wide range of stakeholders on our CSR activities. CSR communication activities were organized at 3,184 self-operated China Mobile stores, where 1,508 general managers of our prefecture-level branch companies and over 37,000 person-times of customers participated.

In addition, we also actively participated in the revision of sustainability standards, communicated and shared our experience with our industry peers, and strove to further improve the CSR management and performance jointly with our industry peers. We carried out over 40 major communication activities during the year.

Please see page 58 for the concerns and communication channels of our stakeholders.

Indicators	2017	2018	2019
CSR trainings participation (person-times)	471,669	447,006	418,507
Number of emails received in CEO Mailbox	1,279	1,315	903
Number of customer visits on Customer Day (person-times)	102,060	138,301	141,627
Number of complaint and inquiry cases handled on Customer Day	91,960	118,304	126,509

Sustainability Management

57

Stakeholder Engagements

We have established a variety of communication channels and maintained regular communication with 6 groups of stakeholders, including customers, employees, shareholders and investors, government and regulators, value chain partners, and community and environmental organizations. When preparing this report, we used questionnaires to identify sustainability issues that concerned different stakeholder groups, and then determined areas to be disclosed in the report based on a materiality analysis.



Key Issues of Concern (Top 5)*
Examples of Communication Channels
Stakeholders
Customers
1. Network Quality
2. Information Security and Privacy Protection
3. Service Quality and Customer Rights Protection
4. 5G Development
5. Corporate Governance and Risk Management
1. Customer Reception Day
2. 10086 Hotline
3. Weibo and WeChat Interactions
4. Online and Mobile Customer Service Platforms
5. Customer Satisfaction Surveys
6. Mobile APP
7. CEO Mailbox
Employees
1. Information Security and Privacy Protection
2. Network Quality
3. Service Quality and Customer Rights Protection
4. 5G Development
5. Corporate Governance and Risk Management
1. Employee Representative Conferences
2. Regular Trainings
3. Performance Communication Mechanism
4. MMS Magazine Mobile Weekly
5. Employee Recognition Mechanism
6. Employee Complaint Mechanism
7. CEO Mailbox
Shareholders and Investors
1. Information Security and Privacy Protection
2. Network Quality
3. Corporate Governance and Risk Management
4. Financial Performance and Tax Payment
5. Service Quality and Customer Rights Protection
1. Annual Reports, Interim Reports and Announcements
2. General Meeting
3. Investor Briefings and Conferences
Government and Regulators
1. Information Security and Privacy Protection
2. Network Quality
3. Service Quality and Customer Rights Protection
4. 5G Development
5. Corporate Governance and Risk Management
1. Regular Reports and Communication
2. Specific Investigation and Meetings
3. Relevant Forums
4. CEO Mailbox
Value Chain Partners
1. Network Quality
2. Information Security and Privacy Protection
3. Service Quality and Customer Rights Protection
4. 5G Development
5. Corporate Governance and
1. Procurement
2. Suppliers Web Portal, Service Sites and Supplier Hotline
3. Training and Assessment
4. Forums and Meetings
5. CEO Mailbox
Community and Environmental Organizations
1. Information Security and Privacy Protection
2. Network Quality
3. Service Quality and Customer Rights Protection
4. Integrity and Anti-corruption
5. 5G Development
1. Community Activities
2. Mass Media
3. Weibo and WeChat
4. Charity Platform
5. CEO Mailbox

*Note: The top 5 key issues of concern of each stakeholder group come from the results of the stakeholder survey in relation to the materiality analysis. Please refer to the materiality analysis on page 59.

58

Materiality Analysis

In 2019, based on the materiality analysis of various sustainability issues, we evaluated the degree of impact being brought on stakeholders by economic, environmental and social issues, and the importance of these issues to China Mobile, and identified issues of the high materiality to be highlighted in this report.

Based on the analysis and conclusion during the identification stage, this year we have added three issues: "5G development", "social ICT solutions", and "environmental ICT solutions". We have also made adjustment to three issues, replacing "anti-corruption and compliance" with "integrity and anti-corruption", "carbon emissions reduction" with "coping with climate change", and "employee health and safety" with "employee rights and interests protection". There is no significant change regarding the reporting scope of each issue.

Identification 01

International standard benchmarking

- HKEx ESG Reporting Guide
- GRI standards
- UN SDGs
- UNGC Ten Principles

Analysis of key sustainability issues and key industry issues

Corporate strategy analysis

Evaluation 02

Using online questionnaires, we carried out the key stakeholder survey with respect to the degree of impact of sustainability issues on stakeholders, collecting 3,901 valid questionnaires in total.

With reference to industry practices, we teamed up internal and external experts to evaluate the importance of different sustainability issues to China Mobile's operations.

Report Preparation 03

A materiality matrix was formed (see the chart right) to highlight issues to be prioritized in the report.


Very High
Degree of the Issue's Impact on the Stakeholders
Degree of the Issue's Importance to China Mobile
Very High

Materiality	No.	Issue	Page(s)	Boundary
Very High	1	Service Quality and Customer Rights Protection	10-11,22-27	Customers, government and regulators, community and environmental organizations
	2	Information Security and Privacy Protection	24,26-27	Customers, government and regulators, community and environmental organizations
	3	Network Quality	10-14,26-27	Customers, value chain partners, community and environmental organizations
	4	5G Development	6-7,18-21	Customers, government and regulators, value chain partners, community and environmental organizations
High	5	R&D and Innovations	16-17,26-27	Customers, government and regulators, value chain partners
	6	Integrity and Anti-corruption	54-55	Customers, government and regulators, value chain partners
	7	Social ICT Solutions	11,18-21	Customers, government and regulators, value chain partners, community and environmental organizations
	8	Corporate Governance and Risk Management	4,53-55	Customers, shareholders and investors, government and regulators
	9	Financial Performance and Tax Payment	4	Shareholders and investors, government and regulators
	10	Environmental ICT Solutions	44-47	Customers, government and regulators, value chain partners, community and environmental organizations
	11	Human Resource Development	38-40,43	Customers, shareholders and investors
	12	Employee Rights and Interests Protection	10,37,41-43	Customers, value chain partners
	13	Fair Employment and Non-discrimination	37,42-43	Customers, value chain partners
	14	Reducing Environmental Resource Use	48-52	Customers, employees, government and regulators, value chain partners
	15	Stakeholder Engagement	58	Customers, employees, shareholders and investors, government and regulators, value chain partners, community and environmental organizations
	16	Public Welfare	28-34,42-43	Customers, community and environmental organizations
	17	Coping with Climate Change	48-52	Customers, employees, government and regulators, value chain partners
Moderate	18	Supply Chain Management	50,55	Value chain partners, community and environmental organizations
	19	Waste Management	50,52	Customers, employees, value chain partners
	20	Offshore Compliance of Corporate Social Responsibilities	36	Customers, value chain partners

Sustainability Management

59

60  Independent Assurance Report  To the Board of China Mobile Limited:  I. Scope of Our Engagement  The 2019 Sustainability Report (the ”Sustainability Report”) of  China Mobile Limited (the ”Company”) has been prepared by the  Company. Management of the company (the ”Management”)  is responsible for the collection and presentation of information  within the GRI Standards issued by the Global Sustainability Standards  Board (GSSB), in accordance with the criteria selected by  the Company. Management is also responsible for maintaining  adequate records and internal controls that are designed to support  the sustainability reporting process.  Our responsibility is to carry out limited assurance procedures  over key social responsibility performance indicators for the year  ended 31 December 2019 and to issue the assurance statement  in accordance with the ”International Standard on Assurance Engagements  3000: Assurance Engagements other than Audits or  Reviews of Historical Financial Information” (ISAE3000), based on  the Management’s instructions and as agreed with Management  in our terms of reference signed in August 2018.  Our work was limited to these stated above and our report is  made solely to you, as a body, and for no other purpose. We do  not therefore accept or assume any responsibility for any other  purpose or to any other person or organization. Any reliance any  such third party may place on the Sustainability Report is entirely  as its own risk.  II. Work Performed  Our review has been planned and performed in accordance with  ISAE3000. In order to form our conclusions, we carried out the  following procedures:  According to the Managements instructions, we performed limited  assurance procedures in:  The limited assurance procedures were performed over the following  key performance indicators in the Sustainability Report  for the year ended 31 December 2019:  Number of first-level suppliers  Number of second-level suppliers  Percentage of first-level local suppliers  Percentage of second-level local suppliers  Number of assessments on first-level suppliers  Number of administrative villages with broadband service  newly launched in the ”Universal Telecommunications  Service Project”  Economic indicators  Total electricity consumption  Natural gas consumption  LPG consumption  Coal gas consumption  Coal consumption  Gasoline consumption  Diesel fuel consumption  CO2 emissions  Carbon emission from business travel  Carbon emission from commute  Number of video conferences usage at group level  Number of spam messages report handled  Number of emergency support  Number of emergency support vehicles deployed  Number of emergency support equipment installed  Number of person-times involved in emergency  support  Number of principals of rural primary and secondary  schools trained newly added  Number of assisted children in poverty who suffered  from congenital heart disease newly added  Number of person-times trained  Percentage of female employees  Ethnic minorities as a percentage of total employees  Total number of newly hired employees  Total number of resigned employees  Total number of dismissed employees  Environmental indicators  安永華明（2020）專字第60688545_A01 號  Social indicators

安永华明(2020)专字第 60688545_A01 号

In preparing the above key performance indicators, China Mobile applied the criteria in GRI Standards issued by the Global Sustainability Standards Board (GSSB).

A limited assurance engagement consists of making enquiries, primarily of persons responsible for preparing the key performance indicators subject to assurance, and applying analytical and other limited assurance procedures.

The limited assurance procedures performed included, but were not limited to:

- Interviewing the company's management and staffs responsible for the selected key performance information;
- Performing analytical review procedures;
- Performing sample inspection on the selected key performance information;
- Performing recalculation procedures on the selected key performance information;
- Other procedures we considered necessary.

III. Limitations of Our Scope

Our scope of work did not include:

- Assessing the accuracy or fairness of information (including financial information) other than the selected key performance information.
- Reviewing the forward-looking statements made by the Management.
- Reviewing and consequently providing assurance on historical data.

IV. Level of Assurance

Our evidence gathering procedures have been designed to obtain a limited level of assurance (as set out in ISAE 3000) on which to base our conclusion. The procedures conducted do not provide all the evidence that would be required in a reasonable assurance engagement and,accordingly, we do not express a reasonable assurance opinion or an audit opinion. While we considered the effectiveness of the Management's internal controls when determining the nature and extent of our procedures, our review was not designed to provide assurance on internal controls.

V. Our Conclusions

Subject to the limitations of scope and based on the procedures specified above for this limited assurance engagement, we provided the following conclusions:

Nothing has come to our attention that causes us to believe that the selected indicators were not presented fairly in all material respects in the 2019 Sustainability Report of China Mobile Limited, in accordance with the criteria defined above.

VI. Our Independence

We are in compliance with the Ernst & Young Global Independence Policy which was designed to comply with the requirements of the IFAC Codes of Ethics for Professional Accountants (the IFAC Code). We believe that there were no events or prohibited services provided which could impair our independence.

VII. Our Assurance Team

Our assurance team has been drawn from our sustainability assurance service network, which undertakes similar engagements to this with a number of domestic or international businesses. Our assurance team has met the requirements of competence and work experience of this engagement.

Ernst & Young Hua Ming LLP

Ernst & Young Hua Ming LLP

Beijing, PRC

March 25, 2020

Independent Assurance Report

61

62  About This Report  This report is the 14th Sustainability Report of China Mobile  Limited. The report discloses relevant information about our  economic, social, and environmental sustainability performance.  We report annually on our sustainability performance. Unless  otherwise stated, the time span of this report is from January 1,  2019 to December 31, 2019. Our last Sustainability Report was  published in March 2019.  Report Form  Report language: This report is published in both Chinese  and English. Should there be any inconsistencies  between the Chinese version and the English version,  the Chinese version shall prevail.  Report version: This report is presented in both printing  and online versions (read and download the report at  www.chinamobileltd.com).  Reporting Standards  The report has been prepared to comply with globally recognized  benchmarks for disclosure of sustainability information while  highlighting the industry background and China Mobile’s unique  characteristics. In 2019, we mainly referred to the following standards:  China Mobile has complied with the ”comply or explain” provisions  set forth in the HKEx Environmental, Social and Governance  Reporting Guide, and this report has been prepared in accordance  with the core option of the GRI Standards.  Hong Kong Stock Exchange (HKEx) Environmental, Social  and Governance Reporting Guide  United Nations 2030 Agenda for Sustainable Development  GRI Sustainability Reporting Standards by the Global  Sustainability Standards Board (GSSB)  Ten Principles of the United Nations Global Compact  ISO Guideline on Social Responsibilities (ISO 26000)  Chinese CSR Report Preparation Guide (CASS-CSR 4.0)  issued by the Chinese Academy of Social Sciences  Report Content and Boundary  In accordance with the principle of ”stakeholder engagement,  sustainability context, materiality and completeness”, China Mobile  determined materiality issues and their boundary through  materiality analysis (See page 59 for the process and result of the  materiality analysis.)  Reporting Scope  Unless otherwise specified, all cases and data in this report are  from China Mobile Limited and its subsidiaries.  Data and Information Disclosure  Currency  Report Assurance  The main channels for the collection of data and information in  2019 Report include:  Relevant data collection systems and statistical statements  of the Company  CSR practice cases submitted by provincial subsidiaries  every quarter  Cases received during the 2019 Best CSR Practices  competition  Questionnaires developed to collect qualitative and  quantitative information based on the report framework  Unless otherwise specified, all monetary figures shown in this  report are expressed in RMB (yuan).  In 2019, China Mobile contracted Ernst & Young (special general  partnership) to provides independent third-party assurance  service for this report. Please see pages 60-61 for the Assurance  Report. The Company’s 2019 Annual Report contains details  regarding audited financial statements and other financial performance  and operating performance for the year ended on December  31, 2019, and can be downloaded from the Company’s  website at www.chinamobileltd.com.  Report Theme and Design  The theme of the report is ”5G+ Infinite Future”. It conveys our  responsibility concept of China Mobile leverages its expertise  and works together with its stakeholders to build a smart society  and create a shared better future. It symbolizes our ambition to  integrate 5G into every industry and every walk of life and create  shared value for society. On the center of report cover is a ”5G+”  logo together with a design of the ”infinite” symbol that connects  a variety of scenarios, representing our founding aspiration  to ”Communicate a Boundless World and Construct an Information  Society”, indicating the broad space and infinite possibilities  for the Company to innovate social values in the 5G era.  Feedback  Should you have any feedback or suggestions, please  kindly send it to us through the channels listed below.  We will take your comments seriously and promise not to  disclose your information to any unauthorized third party.  E-mail: CR@chinamobile.com  Fax: +86-10-52616167  Scan the QR code to fill the online  feedback form

Subject Areas and  Aspects  General Disclosures and KPIs Page(s)  A. Environmental  Aspect A1：  Emissions  General Disclosure: Information on the policies and compliance with relevant laws and  regulations that have a significant impact on the issuer relating to air and greenhouse  gas emissions, discharges into water and land, and generation of hazardous and nonhazardous  waste.  48-52  KPI A1.1: The types of emissions and respective emissions data. 52  KPI A1.2: Greenhouse gas emissions in total (in tonnes) and, where appropriate, intensity  (e.g. per unit of production volume, per facility).  52  KPI A1.3: Total hazardous waste produced (in tonnes) and, where appropriate, intensity  (e.g. per unit of production volume, per facility).  52  KPI A1.4: Total non-hazardous waste produced (in tonnes) and, where appropriate,  intensity (e.g. per unit of production volume, per facility).  52  KPI A1.5: Description of measures to mitigate emissions and results achieved. 48-52  KPI A1.6: Description of how hazardous and non-hazardous wastes are handled,  reduction initiatives and results achieved.  50,52  Aspect A2:  Use of Resources  General Disclosure: Policies on the efficient use of resources, including energy, water and  other raw materials.  48,50  KPI A2.1: Direct and/or indirect energy consumption by type (e.g. electricity, gas or  oil) in total (kWh in '000s) and intensity (e.g. per unit of production volume, per  facility).  51-52  KPI A2.2: Water consumption in total and intensity (e.g. per unit of production volume,  per facility).  52  KPI A2.3: Description of energy use efficiency initiatives and results achieved. 48-52  KPI A2.4: Description of whether there is any issue in sourcing water that is fit for  purpose, water efficiency initiatives and results achieved.  50,52  KPI A2.5: Total packaging material used for finished products (in tonnes) and, if  applicable, with reference to per unit produced.  52  Aspect A3:  The Environment  and Natural  Resources  General Disclosure: Policies on minimizing the issuer's significant impact on the  environment and natural resources.  48-50  KPI A3.1: Description of the significant impacts of activities on the environment and  natural resources and the actions taken to manage them.  48-51  B. Social  Employment and Labor Practices  Aspect B1:  Employment  General Disclosure: Information on the policies and compliance with relevant  laws and regulations that have a significant impact on the issuer relating to  compensation and dismissal, recruitment and promotion, working hours, rest  periods, equal opportunity, diversity, anti-discrimination, and other benefits and  welfare.  37  KPI B1.1: Total workforce by gender, employment type, age group and geographical  region.  42-43  KPI B1.2: Employee turnover rate by gender, age group and geographical region. 43  63  Report Disclosure Indexes  Report Disclosure Indexes  HKEx Environmental, Social and Governance Reporting Guide

Subject Areas and Aspects	General Disclosures and KPIs	Page(s)
Aspect B2 Health and Safety	General Disclosure: Information on the policies and compliance with relevant laws and regulations that have a significant impact on the issuer relating to providing a safe working environment and protecting employees from occupational hazards	37,41
	KPI B2.1: Number and rate of work-related fatalities.	43
	KPI B2.2: Lost days due to work injury.	43
	KPI B2.3: Description of occupational health and safety measures adopted, how they are implemented and monitored	10,37,43
Aspect B3 Development and Training	General Disclosure: Policies on improving employees' knowledge and skills for discharging duties at work. Description of training activities.	38-40
	KPI B3.1: The percentage of employees trained by gender and employee category (e.g. senior management, middle management)	43
	KPI B3.2: The average training hours completed per employee by gender and employee category	43
Aspect B4 Labor Standards	General Disclosure: Information on the policies and compliance with relevant laws and regulations that have a significant impact on the issuer relating to preventing child and forced labor	37
	KPI B4.1: Description of measures to review employment practices to avoid child and forced labor	37
	KPI B4.2: Description of steps taken to eliminate such practices when discovered.	37
	Product Practices	
Aspect B5 Supply Chain Management	General Disclosure: Policies on managing environmental and social risks of the supply chain	50,55
	KPI B5.1: Number of suppliers by geographical region.	55
	KPI B5.2: Description of practices relating to engaging suppliers, number of suppliers where the practices are being implemented, how they are implemented and monitored.	50,55
Aspect B6 Product Responsibility	General Disclosure: Information on the policies and compliance with relevant laws and regulations that have a significant impact on the issuer relating to health and safety, advertising, labelling and privacy matters relating to products and services provided and methods of redress.	25
	KPI B6.1: Percentage of total products sold or shipped subject to recalls for safety and health reasons	25
	KPI B6.2: Number of products and services related complaints received and how they are dealt with	22-23,27
	KPI B6.3: Description of practices relating to observing and protecting intellectual property rights.	16,25,27,54
	KPI B6.4: Description of quality assurance process and recall procedures.	25,52
	KPI B6.5: Description of consumer data protection and privacy policies, how they are implemented and monitored	24,26-27
Aspect B7 Anti-corruption	General Disclosure: Information on the policies and compliance with relevant laws and regulations that have a significant impact on the issuer relating to bribery, extortion, fraud and money laundering	54
	KPI B7.1: Number of concluded legal cases regarding corrupt practices brought against the issuer or its employees during the reporting period and the outcomes of the cases.	54-55
	KPI B7.2: Description of preventive measures and whistle-blowing procedures, how they are implemented and monitored.	54-55
	Community	
Aspect B8 Community Investment	General Disclosure: Policies on community engagement to understand the needs of the communities where the issuer operates and to ensure its activities take into consideration the communities' interests.	28-34
	KPI A8.1: Focus areas of contribution (e.g. education, environmental concerns, labor needs, health, culture, sport)	10,30-34
	KPI B8.2: Resources contributed (e.g. money or time) to the focus area.	10,42

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United Nations Sustainable Development Goals (SDGs)

SDGs	Our Practices	Page(s)
1	Cooperating with our parent company to undertake the targeted poverty alleviation task and support areas in extreme poverty, establishing a sound poverty alleviation system framework, dispatching poverty alleviation volunteers, building communications infrastructure in poor areas, and comprehensively promoting poverty alleviation through related education, health, livelihood, industry and consumption programs	28-34, 42-43
2	Building the smart "And + Agriculture" product suite that covers agricultural production, business, management and service, and using new technologies such as 5G and AI to increase agricultural production and income	20,30,32
3	Providing free screening and treatment of congenital heart disease for low-income children, promoting the deployment and upgrade of medical information systems in less developed areas and the interconnection of medical resources, organizing medical examinations for all employees, protecting physical and mental health of employees with employee assistance programs (EAP), "Happiness 1+1" activities, etc	10-11,20, 33,37,41-43
4	Carrying out the "Blue Dream" Education Aid Plan to provide training for primary and secondary school principals in remote central and western regions, and donating teaching equipment and facilities to primary and secondary schools in less developed areas, promoting the "Internet + Education" platform, encouraging employee volunteers to teach in less developed areas, and supporting the improvement of teaching conditions	11,21, 28-33
5	Providing equal employment and training opportunities for employees, and ensuring a fair workplace, implementing the "Female Rights Protection" program, and ensuring the legitimate rights of female employees	37-40, 41-42
6	Promoting water conservation, strictly managing sewage discharge, and reducing water consumption; strengthening water management in equipment rooms, office facilities and stores	50,52
7	Carrying out energy-saving and green renovation projects for equipment rooms and data centers, and promoting new energy sources such as solar energy, wind energy, hydropower and hydrogen in areas with abundant natural resources and insufficient supply of traditional power	48-52
8	Adhering to stable operations and transformation development, providing shareholders with good economic performance; providing employees with competitive compensation, a smooth career development platform, and a sound training system, and working with value chain partners to create job opportunities	4,38-40, 42-43
9	Building first-class infrastructure that is high-speed, secure, ubiquitous, and intelligent, and continuously optimizing network quality, implementing the innovation-driven development strategy, and enhancing innovation capabilities in areas such as 5G, AI and cloud computing	6-7,12-17, 26-27
10	Expanding the network coverage of administrative villages to reduce the digital divide between urban and rural areas; jointly building network infrastructure in Belt and Road countries to promote inclusive economic growth and create shared values	12,28-36
11	Expanding 5G application in vertical industries to support the development of a smart society, leveraging our expertise to implement China regional development strategies and the Belt and Road Initiative	19-21
12	Continuously improving network and information security, strengthening the governance of malicious information, and protecting customers' right to choose and right to know; carrying out activities such as "Satisfaction Service 365" to improve customer satisfaction; and carrying out environmental volunteering activities, promoting sustainable consumption and green concept to the public	22-25, 26-27, 47,51-52
13	Focusing on the impact of 5G on climate change, established the China Mobile Leading Group for Pollution Prevention and Energy Conservation, implementing the Green Action Plan to establish an environmental management system covering the entire value chain, and conducting regular assessment of climate risks and contingency measures	48-52
14	No relevant practice	—
15	Developing smart applications for environmental protection and help protect the ecology, assessing local biodiversity before building a base station and taking measures to protect the local natural environment, no species was found significantly impacted by the Company's operations	25,44-47
16	Continuously improving our risk assessment mechanism, building a comprehensive compliance management system, actively fostering a healthy atmosphere of integrity and integrity, and further implementing responsible procurement, and jointly fulfilling social responsibilities with suppliers	50-55
17	Continuing to improve the open cooperation layout, implement ecological cooperation plans, and cooperate with government agencies, large enterprise groups, global carriers and academic institutions to build a thriving 5G industry ecology; establishing an open cooperation platform for partners, and supporting small and medium enterprises with information solutions and quality services	15-17, 26-27,36

Report Disclosure Indexes

65

GRI Sustainability Reporting Standards

GRI Standard	Disclosure	Page(s)
GRI 102: General Disclosures 2016	**Organizational profile**	
	Disclosure 102-1 Name of the organization	4
	Disclosure 102-2 Activities, brands, products, and services	4
	Disclosure 102-3 Location of headquarters	Back cover
	Disclosure 102-4 Location of operations	4
	Disclosure 102-5 Ownership and legal form	4
	Disclosure 102-6 Markets served	4
	Disclosure 102-7 Scale of the organization	4
	Disclosure 102-8 Information on employees and other workers	4,42-43
	Disclosure 102-9 Supply chain	55
	Disclosure 102-10 Significant changes to the organization and its supply chain	4,55
	Disclosure 102-11 Precautionary Principle or approach	2-3
	Disclosure 102-12 External initiatives	6,16,36
	Disclosure 102-13 Membership of associations	6,54
	Strategy	
	Disclosure 102-14 Statement from senior decision-maker	2-3
	Ethics and integrity	
	Disclosure 102-16 Values, principles, standards, and norms of behavior	8,56-57
	Governance	
	Disclosure 102-18 Governance structure	4
	Stakeholder engagement	
	Disclosure 102-40 List of stakeholder groups	58
	Disclosure 102-41 Collective bargaining agreements	43
	Disclosure 102-42 Identifying and selecting stakeholders	58
	Disclosure 102-43 Approach to stakeholder engagement	58
	Disclosure 102-44 Key topics and concerns raised	58
	Reporting practice	
	Disclosure 102-45 Entities included in the consolidated financial statements	4,62
	Disclosure 102-46 Defining report content and topic Boundaries	59
	Disclosure 102-47 List of material topics	59
	Disclosure 102-48 Restatements of information	No
	Disclosure 102-49 Changes in reporting	59
	Disclosure 102-50 Reporting period	62
	Disclosure 102-51 Date of most recent report	62
	Disclosure 102-52 Reporting cycle	62
	Disclosure 102-53 Contact point for questions regarding the report	62
	Disclosure 102-54 Claims of reporting in accordance with the GRI Standards	62

GRI Standard	Disclosure	Page(s)
GRI 102: General Disclosures 2016	Disclosure 102-55 GRI content index	66-67
	Disclosure 102-56 External assurance	60-61
GRI 201: Economic Performance		
GRI 103: Management approach disclosures 2016		4,53-54
GRI 201: Economic Performance 2016	Disclosure 201-1 Direct economic value generated and distributed	4
	Disclosure 201-2 Financial implications and other risks and opportunities due to climate change	48-50
GRI 202: Market Presence		
GRI 103: Management approach disclosures 2016		4,53-55
GRI 202: Market Presence 2016	Disclosure 202-2 Proportion of senior management hired from the local community	43
GRI 203: Indirect Economic Impacts		
GRI 103: Management approach disclosures 2016		28-34
GRI 203: Indirect Economic Impacts 2016	Disclosure 203-1 Infrastructure investments and services supported	12,30,36
	Disclosure 203-2 Significant indirect economic impacts	28-34,42-43
GRI 204: Procurement Practices		
GRI 103: Management approach disclosures 2016		50,55
GRI 204: Procurement Practices 2016	Disclosure 204-1 Proportion of spending on local suppliers	55
GRI 205: Anti-corruption		
GRI 103: Management approach disclosures 2016		54
GRI 205: Anti-corruption 2016	Disclosure 205-2 Communication and training about anti-corruption policies and procedures	54
	Disclosure 205-3 Confirmed incidents of corruption and actions taken	54-55
GRI 301: Materials		
GRI 103: Management approach disclosures 2016		50
GRI 301: Materials 2016	Disclosure 301-1 Materials used by weight or volume	52
	Disclosure 301-2 Recycled input materials used	50
	Disclosure 301-3 Reclaimed products and their packaging materials	50,52
GRI 302: Energy		
GRI 103: Management approach disclosures 2016		48-51
GRI 302: Energy 2016	Disclosure 302-1 Energy consumption within the organization	51
	Disclosure 302-2 Energy consumption outside of the organization	51
	Disclosure 302-3 Energy intensity	51-52
	Disclosure 302-4 Reduction of energy consumption	48-52
	Disclosure 302-5 Reductions in energy requirements of products and services	48-50
GRI 303: Water		
GRI 103: Management approach disclosures 2016		50
GRI 303: Water 2016	Disclosure 303-2 Water sources significantly affected by withdrawal of water	50
	Disclosure 303-3 Water recycled and reused	50
GRI 304: Biodiversity		
GRI 103: Management approach disclosures 2016		24,44-46

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GRI Standard	Disclosure	Page(s)
GRI 304: Biodiversity 2016	Disclosure 304-1 Operational sites owned, leased, managed in, or adjacent to, protected areas and areas of high biodiversity value outside protected areas	44-46
	Disclosure 304-2 Significant impacts of activities, products, and services on biodiversity	44-46
GRI 305: Emissions		
GRI 103: Management approach disclosures 2016		48-51
GRI 305: Emissions 2016	Disclosure 305-1 Direct (Scope 1) GHG emissions	52
	Disclosure 305-2 Energy indirect (Scope 2) GHG emissions	52
	Disclosure 305-3 Other indirect (Scope 3) GHG emissions	52
	Disclosure 305-4 GHG emissions intensity	52
	Disclosure 305-5 Reduction of GHG emissions	52
	Disclosure 305-7 Nitrogen oxides (NO_X), sulfur oxides (SO_X), and other significant air emissions	52
GRI 306: Effluents and Waste		
GRI 103: Management approach disclosures 2016		50-51
GRI 306: Effluents and Waste 2016	Disclosure 306-1 Water discharge by quality and destination	52
	Disclosure 306-2 Waste by type and disposal method	52
	Disclosure 306-3 Significant spills	No
	Disclosure 306-4 Transport of hazardous waste	No
	Disclosure 306-5 Water bodies affected by water discharges and/or runoff	No
GRI 307: Environmental Compliance		
GRI 103: Management approach disclosures 2016		48-50
GRI 307: Environmental Compliance 2016	Disclosure 307-1 Non-compliance with environmental laws and regulations	50
GRI 308: Supplier Environmental Assessment		
GRI 103: Management approach disclosures 2016		50
GRI 308: Supplier Environmental Assessment 2016	Disclosure 308-1 New suppliers that were screened using environmental criteria	55,55
	Disclosure 308-2 Negative environmental impacts in the supply chain and actions taken	50
GRI 401: Employment		
GRI 103: Management approach disclosures 2016		37
GRI 401: Employment 2016	Disclosure 401-1 New employee hires and employee turnover	43
	Disclosure 401-2 Benefits provided to full-time employees that are not provided to temporary or part-time employees	37,41
	Disclosure 401-3 Parental leave	42
GRI 402: Labor/Management Relations		
GRI 103: Management approach disclosures 2016		37
GRI 403: Occupational Health and Safety		
GRI 103: Management approach disclosures 2016		37,40
GRI 403: Occupational Health and Safety 2016	Disclosure 403-2 Types of injury and rates of injury, occupational diseases, lost days, and absenteeism, and number of work-related fatalities	43

GRI Standard	Disclosure	Page(s)
GRI 404: Training and Education		
GRI 103: Management approach disclosures 2016		38-40
GRI 404: Training and Education 2016	Disclosure 404-1 Average hours of training per year per employee	43
	Disclosure 404-2 Programs for upgrading employee skills and transition assistance programs	38-40
	Disclosure 404-3 Percentage of employees receiving regular performance and career development reviews	38-40
GRI 405: Diversity and Equal Opportunity		
GRI 103: Management approach disclosures 2016		37
GRI 405: Diversity and Equal Opportunity 2016	Disclosure 405-1 Diversity of governance bodies and employees	43
GRI 406: Non-Discrimination		
GRI 103: Management approach disclosures 2016		37
GRI 407: Freedom of Association and Collective Bargaining		
GRI 103: Management approach disclosures 2016		37
GRI 408: Child Labor		
GRI 103: Management approach disclosures 2016		37
GRI 409: Forced or Compulsory Labor		
GRI 103: Management approach disclosures 2016		37
GRI 412: Human Rights Assessment		
GRI 103: Management approach disclosures 2016		28-34,37,55
GRI 413: Local Communities		
GRI 103: Management approach disclosures 2016		28-34,55
GRI 413: Local Communities 2016	Disclosure 413-1 Operations with local community engagement, impact assessments, and development programs	28-34
	Disclosure 413-2 Operations with significant actual and potential negative impacts on local communities	28-34,55
GRI 414: Supplier Social Assessment		
GRI 103: Management approach disclosures 2016		55
GRI 414: Supplier Social Assessment 2016	Disclosure 414-1 New suppliers that were screened using social criteria	55
	Disclosure 414-2 Negative social impacts in the supply chain and actions taken	55
GRI 416: Customer Health and Safety		
GRI 103: Management approach disclosures 2016		22-25
GRI 416: Customer Health and Safety 2016	Disclosure 416-1 Assessment of the health and safety impacts of product and service categories	25
	Disclosure 416-2 Incidents of non-compliance concerning the health and safety impacts of products and services	25
GRI 417: Marketing and Labeling		
GRI 103: Management approach disclosures 2016		25
GRI 417: Marketing and Labeling 2016	Disclosure 417-1 Requirements for product and service information and labeling	25
GRI 418: Customer Privacy		
GRI 103: Management approach disclosures 2016		24
GRI 418: Customer Privacy 2016	Disclosure 418-1 Substantiated complaints concerning breaches of customer privacy and losses of customer data	24,27
GRI 419: Socioeconomic Compliance		
GRI 103: Management approach disclosures 2016		25
GRI 419: Socioeconomic Compliance 2016	Disclosure 419-1 Non-compliance with laws and regulations in the social and economic area	25

Report Disclosure Indexes

67

Ten Principles of the United Nations Global Compact

No.	Index	Page(s)
	Human Rights	
Principle 1	Businesses should support and respect the protection of internationally proclaimed human rights	28-34,37,55
Principle 2	Make sure that they are not complicit in human rights abuses	28-34,37,55
	Labor Standards	
Principle 3	Businesses should uphold the freedom of association and the effective recognition of the right to collective bargaining	37
Principle 4	The elimination of all forms of forced and compulsory Labor	37
Principle 5	The effective abolition of child labor	37
Principle 6	The elimination of discrimination in respect of employment and occupation	37
	Environmental	
Principle 7	Businesses should support a precautionary approach to environmental challenges	48-50
Principle 8	Undertake initiatives to promote greater environmental responsibility	44-50
Principle 9	Encourage the development and diffusion of environmentally friendly technologies	44-47
	Anti-Corruption	
Principle 10	Businesses should work against corruption in all its forms, including extortion and bribery	54

ISO 26000

Core Issues	Index	Page(s)
Organization Governance		4,53
Human Rights	1. Due diligence	53-54
	2. Human rights risk situations	28-34,37,55
	3. Avoidance of complicity	54-55
	4. Resolving grievances	54-55
	5. Discrimination and vulnerable groups	28-34,37
	6. Civil and political rights	37
	7. Economic, social and cultural rights	19-21,41
	8. Fundamental principles and rights at work	38-41
Labor Practices	1. Employment and employment relationships	38-41
	2. Conditions of work and social protection	37,41
	3. Social dialogue	37
	4. Health and safety at work	37,41,43
	5. Human development and training in the workplace	38-40,43
Environmental	1. Prevention of pollution	48-52
	2. Sustainable resource use	46-52
	3. Climate change mitigation and adaptation	48-52
	4. Protection of the environment, biodiversity and restoration of natural homes	44-45

Core Issues	Index	Page(s)
Fair Operating Practice	1. Anti-corruption	54-55
	2. Responsible political involvement	—
	3. Fair competition	54
	4. Promoting social responsibility in the value chain	50,55
	5. Respect for property rights	16-17,27,54
Consumer Issues	1. Fair marketing, factual and unbiased information and fair contractual practices	25,54
	2. Protecting consumers' health and safety	24-25
	3. Sustainable consumption	47
	4. Consumer service, support and compliant and dispute resolution	22-23,27
	5. Consumer data protection and privacy	24
	6. Access to essential services	22-25
	7. Education and awareness	22-25
Community Involvement and Development	1. Community involvement	28-34
	2. Education and culture	28-34,37-40,42-43
	3. Employment creation and skills development	30-32,37-40,42
	4. Technology development and access	16-17,27
	5. Wealth and income creation	4,42
	6. Health	28-29,33,37,41-43
	7. Social investment	28-34,42

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With perfect sincerity and integrity, we will strive to fulfil our triple-sided responsibilities: our economic responsibility, our social responsibility and our environmental responsibility china mobile china mobile limited registered address: 60/f, the center, 99 queen’s road central, hong kong website for report download: www.chinamobileltd.com all copyrights reserved. No reproduction by any means is allowed without acknowledgement. The global compact we support gri gri community 2019 this report is printed on environmentally friendly paper